================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------

                                   FORM 8-K/A
                                 AMENDMENT NO. 1

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                  May 20, 2002
                        --------------------------------
                        (Date of earliest event reported)





                               PLIANT CORPORATION
                               ------------------
             (Exact name of registrant as specified in its charter)





             Utah                        333-40067               87-0496065
-------------------------------     --------------------     -------------------
(State or other jurisdiction of     (Commission File No.)     (I.R.S. Employer
incorporation or organization)                               Identification No.)




                         1515 Woodfield Road, Suite 600
                           Schaumburg, Illinois 60173
                                 (847) 969-3300
  ---------------------------------------------------------------------------
 (Address of principal executive offices and telephone number, including area code)



================================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

      On May 20, 2002, Pliant Corporation (the "Company"), through its wholly-owned subsidiary, Pliant Solutions Corporation, acquired substantially all of the assets of Decora Industries, Inc. and its operating subsidiary, Decora, Incorporated (collectively, "Decora"), a New York based manufacturer of printed, plastic films, including plastic films sold under the Con-Tact(R) brand name. Decora is a debtor in possession in a voluntary case filed under Chapter 11 of the United States Bankruptcy Code. The purchase of Decora's assets by Pliant was approved by the United States Bankruptcy Court.

      The aggregate purchase price for the acquisition of Decora's assets was approximately $18 million in cash. The aggregate purchase price was determined based upon several factors, including evaluations of Decora, negotiations with the management and investment banker of Decora, as well as with the court appointed representatives of Decora's unsecured creditors. The financing for the acquisition of Decora's assets was provided under Pliant's existing credit facilities, as amended, with Bankers Trust Company, as administrative agent and collateral agent, JPMorgan Chase Bank, as syndication agent, The Bank of Nova Scotia, as documentation agent, and a syndicate of banking and financial institutions party thereto.

      The assets purchased consist of one plant and related equipment used by Decora primarily to print, laminate and convert plastic films into adhesive shelf liner. Over the next several months, the Company intends to close the plant and commence manufacturing these products at the Company's plants in Mexico and Danville, Kentucky. The Company has accrued $2.7 million of liabilities related to acquisition and severance payments.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (a)   Financial statements of business acquired.

            Audited Financial Statements of Decora Industries, Inc. for the year ended March 31, 2002.

            -     Report of Independent Auditors

            -     Consolidated Balance Sheet - March 31, 2002

            - Consolidated Statement of Operations for the year ended March 31, 2002

            - Consolidated Statement of Shareholders' Deficit for the year ended March 31, 2002

            - Consolidated Statement of Cash Flows for the year ended March 31, 2002

            -     Notes to Consolidated Financial Statements


            Audited Financial Statements of Decora Industries, Inc. for the year ended March 31, 2001.

            -     Report of Independent Accountants

            -     Consolidated Balance Sheet - March 31, 2001

            - Consolidated Statement of Operations for the year ended March 31, 2001

            - Consolidated Statement of Shareholders' Deficit for the year ended March 31, 2001

            - Consolidated Statement of Cash Flows for the year ended March 31, 2001

            -     Notes to Consolidated Financial Statements

            Audited Financial Statements of Decora Industries, Inc. for the years ended March 31, 2000 and 1999.

            -     Report of Independent Accountants

            -     Consolidated Balance Sheets as of March 31, 2000 and 1999

            - Consolidated Statements of Income for the years ended March 31, 2000, 1999 and 1998

            - Consolidated Statements of Cash Flows for the years ended March 31, 2000, 1999 and 1998

            - Consolidated Statements of Changes in Shareholders' Equity for the years ended March 31, 2000, 1999 and 1998

            -     Notes to Consolidated Financial Statements

      (b) Unaudited Pro Forma Consolidated Financial Statements of Pliant Corporation.

            -     Unaudited Pro Forma Consolidated Balance Sheet as of March 31,
                  2002

            - Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2001

            - Unaudited Pro Forma Consolidated Statements of Operations for the three months ended March 31, 2002

            -     Notes to Unaudited Pro Forma Consolidated Financial Statements


      (c)   Exhibits

            2.1 Asset Purchase Agreement, dated December 31, 2001, among the Company, Pliant Investment, Inc., Decora Industries, Inc. and Decora, Incorporated.*

            2.2   Amendment No. 1 to Asset Purchase Agreement dated March 29,
                  2002.*

            2.3   Amendment No. 2 to Asset Purchase Agreement dated April 26,
                  2002.*

            2.4 Assignment, Assumption and Consent Agreement, dated May 13, 2002, among the Company, Pliant Investment, Inc., Pliant Solutions Corporation, Decora Industries, Inc. and Decora, Incorporated.*

            2.5   Amendment No. 3 to Asset Purchase Agreement dated May 20,
                  2002.*

            2.6 Order Pursuant to Sections 105(a), 363, 365 and 1146 of the Bankruptcy Code Authorizing the Sale of Substantially All of Decora's Assets.*

            99.1  Press Release dated May 21, 2002.*



---------------
*Previously filed.

Consolidated Financial Statements

Decora Industries, Inc.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

YEAR ENDED MARCH 31, 2002
WITH REPORT OF INDEPENDENT AUDITORS

                             Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

                        Consolidated Financial Statements


                            Year ended March 31, 2002




                                    CONTENTS

Report of Independent Auditors................................................1

Consolidated Financial Statements

Consolidated Balance Sheet....................................................2
Consolidated Statement of Operations..........................................3
Consolidated Statement of Shareholders' Deficit...............................4
Consolidated Statement of Cash Flows..........................................5
Notes to Consolidated Financial Statements....................................6

                         Report of Independent Auditors

To the Board of Directors of
   Decora Industries, Inc.

We have audited the accompanying consolidated balance sheet of Decora Industries, Inc. and its subsidiaries as of March 31, 2002 and the related consolidated statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Decora Industries, Inc. and subsidiaries at March 31, 2002 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Decora Industries, Inc. and subsidiaries (the Company) will continue as a going concern. As more fully described in Note 1, the Company filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter 11"). The Company is currently operating its business under the jurisdiction of Chapter 11 of the United States Bankruptcy Court in Wilmington, Delaware (the Bankruptcy Court) and continuation of the Company as a going concern is contingent upon, among other things, the ability to raise a significant amount of cash or sell the business. In addition, the Company has experienced operating losses, and is in default of its prepetition debt arrangements as well as its debtor-in-possession financing. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of these uncertainties.

                                                    /s/  ERNST & YOUNG

July 19, 2002
                                                                               1

                             Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

                           Consolidated Balance Sheet
                             (DOLLARS IN THOUSANDS)



                                                                           MARCH 31
                                                                             2002
                                                                       ------------------
ASSETS
Current assets:
   Cash and cash equivalents, including
     restricted cash of $1,698                                                 $ 2,244
   Accounts receivable, less allowance for doubtful accounts of $1,049
                                                                                 7,400
   Inventories                                                                   8,065
   Prepaid expenses and other current assets                                       402
                                                                       ------------------
                                                                       ------------------
Total current assets                                                            18,111


Property, plant and equipment, net                                               7,292
Deferred financing costs                                                         2,774
Other assets                                                                     1,781
                                                                       ------------------
                                                                       ------------------
Total assets                                                                  $ 29,958
                                                                       ==================
                                                                       ==================

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                            $ 5,608
   Accrued liabilities                                                           1,874
   Debtor in possession financing                                               15,097
                                                                       ------------------
                                                                       ------------------
Total current liabilities                                                       22,579
Liabilities subject to compromise                                              121,169
                                                                       ------------------
                                                                       ------------------
Total liabilities                                                              143,748

Shareholders' deficit:
   Preferred stock, $.01 par value; 5,000,000 shares
     authorized, none issued                                                         -
   Common stock, $.01 par value; 20,000,000 shares
     authorized, 7,823,887 shares issued and outstanding
                                                                                    78
   Additional paid-in capital                                                   33,144
   Accumulated deficit                                                        (147,012)
                                                                       ------------------
                                                                       ------------------
Total shareholders' deficit                                                   (113,790)
                                                                       ------------------
                                                                       ------------------
Total liabilities and shareholders' deficit                                   $ 29,958
                                                                       ==================

SEE ACCOMPANYING NOTES.
                                                                               2

                             Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

                      Consolidated Statement of Operations
                             (DOLLARS IN THOUSANDS)


                                                                       YEAR ENDED MARCH
                                                                              31
                                                                             2002
                                                                      -------------------

Net sales                                                                   $ 49,051
Cost of goods sold                                                            37,789
                                                                      -------------------
                                                                      -------------------
Gross profit                                                                  11,262

Selling, general, and administrative expenses                                 15,601
Write-down of impaired goodwill and long-lived assets
                                                                               6,612
                                                                      -------------------
Loss from operations                                                         (10,951)
Interest expense, net                                                          2,936
                                                                      -------------------
                                                                      -------------------
Loss before reorganization items and income taxes                            (13,887)
Reorganization expense items                                                   1,356
                                                                      -------------------
                                                                      -------------------
Loss before income taxes                                                     (15,243)
Income tax provision                                                             ---
                                                                      -------------------
                                                                      -------------------
Net loss                                                                   $ (15,243)
                                                                      ===================

SEE ACCOMPANYING NOTES.

                             Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

                 Consolidated Statement of Shareholders' Deficit
                                 (IN THOUSANDS)


                                                                ADDITIONAL                     TOTAL
                                      COMMON        STOCK        PAID-IN     ACCUMULATED   SHAREHOLDERS'
                                  -----------------------------
                                      SHARES        AMOUNT       CAPITAL       DEFICIT       DEFICIT
                                  -------------------------------------------------------------------------
                                  -------------------------------------------------------------------------
Balance at March 31, 2001              7,824         $ 78        $ 33,144     $ (131,769)    $ (98,547)
Net loss                                 ---          ---             ---        (15,243)      (15,243)
                                  -------------------------------------------------------------------------
                                  -------------------------------------------------------------------------
Balance at March 31, 2002              7,824         $ 78        $ 33,144     $ (147,012)   $ (113,790)
                                  =========================================================================

SEE ACCOMPANYING NOTES.

                             Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

                      Consolidated Statement of Cash Flows
                             (DOLLARS IN THOUSANDS)


                                                                           YEAR ENDED
                                                                            MARCH 31
                                                                              2002
                                                                        -----------------
OPERATING ACTIVITIES
Net loss                                                                     $ (15,243)
Adjustments to reconcile net loss to net cash provided by
   operating activities:
     Depreciation and amortization                                               1,815
     Other                                                                          65
     Loss on fixed asset disposal                                                  120
     Write-down of goodwill and long-lived assets                                6,612
     Changes in operating assets and liabilities:
       Accounts receivable                                                         243
       Inventory                                                                 3,869
       Prepaid and other assets                                                    541
       Accounts payable                                                          2,549
       Accrued liabilities                                                         598
       Liabilities subject to compromise                                          (162)
                                                                        -----------------
Net cash provided before reorganization items                                    1,007
Net cash used for reorganization items                                            (419)
                                                                        -----------------
                                                                        -----------------
Net cash provided by operating activities                                          588

INVESTING ACTIVITIES
Proceeds from the sale of fixed assets                                             105
Purchase of equipment                                                              (42)
                                                                        -----------------
                                                                        -----------------
Net cash provided by investing activities                                           63

FINANCING ACTIVITIES
Debtor in possession financing proceeds                                         43,500
Debtor in possession financing payments                                        (42,917)
                                                                        -----------------
Net cash provided by financing activities                                          583
                                                                        -----------------
                                                                        -----------------
Net increase in cash and cash equivalents                                        1,234
Cash and cash equivalents at beginning of year                                   1,010
                                                                        -----------------
                                                                        -----------------
Cash and cash equivalents at end of year                                       $ 2,244
                                                                        =================
                                                                        =================

Supplemental cash flow information is as follows:
   Cash paid during the year for interest                                      $ 2,753

SEE ACCOMPANYING NOTES.
                                                                               5

                             Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

                   Notes to Consolidated Financial Statements

                            Year ended March 31, 2002


1.  PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

GENERAL

Decora Industries, Inc. and subsidiaries (the Company), debtors and debtors-in possession (collectively, the Debtors) commenced a reorganization case (the Reorganization Case) by filing a petition for relief under Chapter 11 (Chapter
11), Title 11 of the United States Code, (as amended, the Bankruptcy Code) on December 5, 2000 (the Petition Date) in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). The Reorganization Case is being jointly administered, for procedural purposes only, before the Bankruptcy Court under Case No.00-4459 (JJF). Pursuant to Sections 1107 and 1108 of the Bankruptcy Code, the Company, as debtor-in-possession, has continued to manage and operate its assets and businesses subject to the supervision and orders of the Bankruptcy Court, pending confirmation of the plan of reorganization (the Reorganization Plan) contained in the disclosure statement (the Disclosure Statement) filed with the Bankruptcy Court on December 5, 2000, pursuant to
Section 1125 of the Bankruptcy Code. Because the Company is operating as debtor-in-possession under the Bankruptcy Code, the existing directors and officers of the Company continue to govern and manage the operations of the Company, respectively, subject to the supervision and orders of the Bankruptcy Court.

The Disclosure Statement filed at the inception of the bankruptcy did not provide any recovery to the Company's equity security holders. Accordingly, management believes that current equity security holders will not receive any distribution under any reorganization plan as a result of the issuance of new equity to existing creditors. The Company needs to raise a significant amount of debt or equity in order to emerge from bankruptcy. The extent to which equity needs to be raised may result in the sale of the Company. Any such sale of the Company will require the requisite vote of impaired creditors entitled to vote under the Bankruptcy Code and confirmation of the plan by the Bankruptcy Court.

See Note 11 for subsequent sale of Company assets.

                             Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

             Notes to Consolidated Financial Statements (continued)


1.  PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (CONTINUED)

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been presented in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" (SOP 90-7), and have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern, which principles, except as otherwise disclosed, assume that assets will be realized and liabilities will be discharged in the ordinary course of business. As a result of the Reorganization Case and circumstances relating to this event, and default on Decora Industries' prepetition debt, such realization of assets and liquidation of liabilities are subject to significant uncertainty. While under the protection of Chapter 11, the Company may sell or otherwise dispose of assets, and liquidate or settle liabilities for amounts other than those reflected in the financial statements. Additionally, the amounts reported on the consolidated balance sheet could materially change because of changes in business strategies and the effects of any proposed plan of reorganization.

The appropriateness of using the going concern basis is dependent upon, among other things, the ability to raise a significant amount of debt or equity, future profitable operations, the ability to comply with the terms of the debtor-in-possession financing facility (see Note 5 for additional discussion of the default on the debtor in possession financing) and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.

In the Reorganization Case, substantially all unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization which must be confirmed by the Bankruptcy Court after submission to vote by affected parties. For financial reporting purposes, pending the outcome of the Reorganization Case, all unsecured and undersecured prepetition liabilities have been segregated and classified as liabilities subject to compromise under reorganization proceedings in the consolidated balance sheet. Generally, all actions to enforce or otherwise effect repayment of prepetition liabilities as well as all pending litigation against the Debtors are stayed while the debtors continue their business operations as debtors-in-possession. Unaudited schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the debtor as of the Petition Date as reflected in the Debtors' accounting records. The ultimate amount of and settlement terms for such liabilities are

                            Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

             Notes to Consolidated Financial Statements (continued)

1.  PROCEEDINGS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (CONTINUED)

subject to an approval plan of reorganization and accordingly are not presently determinable.

Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other prepetition executory contracts, subject to Bankruptcy Court approval. The debtors have not reviewed all leases for assumption or rejection but will analyze their leases and executory contracts and may assume or reject leases or contracts. Such rejections could result in additional liabilities subject to compromise.

Pursuant to SOP 90-7, revenues and expenses, realized gains and losses, and provisions for losses resulting from the reorganization of the business are reported in the consolidated statement of operations separately as reorganization items. Professional fees are expensed as incurred. Interest expense is reported only to the extent that it will be paid during the Reorganization Case or that it is probable that it will be an allowed claim. Reorganization items are also reported separately within the operating, investing and financing categories of the consolidated statement of cash flows, as applicable.

2.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company is a leading manufacturer and marketer of self-adhesive consumer decorative and surface coverings. The Company is a holding company with operations primarily conducted by its wholly owned subsidiary Decora, Inc. (Decora) based in the United States. The Company's principal products are sold under the Con-Tact brand. The Company owns Decora Industries Deutschland GmbH (DI Deutschland), which is now a dormant operating company with no assets or operations.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

                            Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

             Notes to Consolidated Financial Statements (continued)

2. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Under the terms of the Reorganization Case the Company had $1,698,000 of restricted cash at March 31, 2002.

ACCOUNTS RECEIVABLE

The Company sells to a large number of customers. Credit evaluations are ongoing, and collateral or other security is generally not required on trade accounts receivable. An allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential credit losses.

INVENTORIES

Inventories are stated at the lower of cost (first in, first out method) or market.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost, less accumulated depreciation determined by the straight-line method over the estimated useful lives of the assets, generally three to thirty years.

GOODWILL AND IMPAIRMENT

The excess of the aggregate purchase price over the fair values of the net assets of businesses and product lines acquired has been recorded as goodwill and was being amortized on a straight-line basis over forty years. Goodwill amortization was $379,000 for the year ended March 31, 2002.

In accordance with Financial Accounting Standards Board Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (FAS 121), the Company assesses impairment losses to be recorded on long-lived assets when indications of impairment are present. As a result of the Company's operating losses for fiscal 2002 and the filing under Chapter 11, the Company performed an impairment analysis as required under FAS 121 and concluded an impairment had to be recognized. The estimated fair value of the impaired assets (used in measuring the

                            Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

             Notes to Consolidated Financial Statements (continued)

2. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

impairment loss) was determined by reference to the sales price in the transaction that occurred subsequent to March 31, 2002 (see Note 11). The impairment resulted in the Company writing off its entire goodwill balance totaling $6,100,000 and $512,000 of its net property, plant and equipment balance.

REVENUE RECOGNITION

The Company records revenues when all of the following criteria are met: (i) terms of the sale are evidenced by a binding purchase order or on-line authorization; (ii) shipment has occurred; (iii) the price is fixed or determinable; and (iv) collection of amounts owed for goods shipped is reasonably assured.

SHIPPING AND HANDLING COSTS

Shipping and handling costs are classified in cost of sales in the accompanying statement of operations.

ADVERTISING COSTS

Advertising costs expensed as incurred were approximately $3,104,000 in 2002. The Company also provides in-store displays to its customers which are capitalized and amortized over 3 years. At March 31, 2002, the balance of these displays totaled $1,781,000 and is classified as "other assets" on the accompanying balance sheet and the related amortization was $1,043,000 for the year ended March 31, 2002 which is classified as selling, general and administrative expenses in the accompanying statement of operations.

RESEARCH AND DEVELOPMENT COSTS

The Company expenses all research and development costs as incurred which amounted to $381,000 for the year ended March 31, 2002.

                            Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

             Notes to Consolidated Financial Statements (continued)


2. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES
The liability method is used to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax expense is measured by the change in the deferred tax asset or liability during the year. A valuation allowance is recorded when, based upon available evidence it is more likely than not that deferred tax assets will not be realized.

STOCK-BASED COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion (APB) No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting provided for under SFAS No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION. Under APB No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

3.  INVENTORIES

Inventories at March 31, 2002, consist of the following (in thousands):



Raw materials                                               $ 1,641
Work-in-process                                               1,343
Finished goods                                                5,081
                                                     -------------------
                                                     -------------------
                                                            $ 8,065
                                                     ===================

                            Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

             Notes to Consolidated Financial Statements (continued)

4.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at March 31, 2002, consists of the following (in thousands):




Land                                            $ 379
Buildings                                       2,841
Machinery and equipment                        14,341
Furniture and fixtures                            615
Leasehold improvements                          4,665
Construction-in-progress                           74
                                         -----------------
                                         -----------------
                                               22,915
Less:  Accumulated depreciation               (15,623)
                                         -----------------
                                         -----------------
                                              $ 7,292
                                         =================

5.  DEBT

In Apri1 1998, the Company issued $112,750,000 of 11.0% senior secured notes (the Notes). The Notes were issued with an original issue discount of $2,664,000 with interest payable semi-annually and no principal payments required prior to maturity on May 1, 2005. The fair value of the Notes at March 31, 2002, was approximately $18,000, which was determined by the Company using market information provided by an investment banking firm as to the market value of similar debt amounts. The estimated fair value of the Notes does not necessarily reflect the amount at which the debt could be settled.

On December 5, 2000 the Company entered into an agreement with its senior secured lender to provide up to $19 million debtor in possession financing during the duration of its bankruptcy. It was subsequently reduced to $18 million. The proceeds were used to refinance a portion the term notes and revolving credit facility described above. In January 2001 the Company failed to comply with certain covenants of this financing. As with its previous financing, Decora has been able to continue to draw under the revolving facility subject to restricted availability and payment of interest at the default rate of the prime rate plus 5.5% as defined in the agreement. The outstanding balance on this facility at March 31, 2002, was $15,097,000 and is classified as a current liability.

                            Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

             Notes to Consolidated Financial Statements (continued)

6.  LIABILITIES SUBJECT TO COMPROMISE

The principal categories of obligations classified as liabilities subject to compromise to unrelated parties under Reorganization Cases are identified below. The amounts below in total may vary from the stated amount of proofs of claim that will be filed with the Bankruptcy Court and maybe subject to future adjustment depending on the Bankruptcy Court action, further developments with respect to potential disputed claims, determination as to the value of any collateral securing claims, or other events.

Additional claims may arise from the rejection of additional real estate leases and executory contracts by the debtors.

At March 31, 2002, liabilities subject to compromise consisted of the following (in thousands):



11.0% senior secured notes (NOTE 5)                       $ 106,398
Trade payables                                                7,219
Accrued interest                                              7,050
Other accrued expenses                                          502
                                                     -------------------
                                                     -------------------
                                                          $ 121,169
                                                     ===================

As a result of the Reorganization Case, no principal or interest payments will be made on the unsecured and undersecured prepetition debt without Bankruptcy Court approval or until a plan of reorganization providing for the repayment terms has been confirmed by the Bankruptcy Court and becomes effective. Therefore, interest on prepetition unsecured and undersecured obligations has not been accrued after the Petition Date.

7.  EMPLOYEE BENEFIT PLANS

Decora and its union have executed an agreement to provide retirement benefits to qualified union employees through the Paper Industry Union - Management Pension Fund (the Fund). Based upon this agreement, Decora contributes a contractually agreed upon amount for each qualifying hour that a union employee works. Total contributions to the Fund were $295,185 for the year ended March 31, 2002 and this amount was expensed in 2002.

                            Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

             Notes to Consolidated Financial Statements (continued)

7.  EMPLOYEE BENEFIT PLANS (CONTINUED)

The Company also has a profit sharing plan and a 401(k) plan covering its U.S. salaried employees. The plan includes a contribution portion that is at a rate of 10% of the employee contribution level capped at a 6% of salary limit. No profit sharing contributions were made in fiscal year 2002. Total expense related to plan fees and company contributions equaled $15,040 for the year ended March 31, 2002.

8.  STOCK OPTIONS

The Company has several domestic long-term incentive plans under which shares of the Company's common stock may be sold to directors, officers and key employees. Certain other parties have been granted stock options by the Company in connection with various transactions.

The Company adopted a Stock Option Plan in fiscal 1987 (the 1987 Plan) pursuant to which 340,000 shares of common stock were available for grant. The 1987 Plan terminated on July 8, 1997. The 1987 Plan is administered by a committee of directors of the Company who are not covered by the 1987 Plan. All options granted under the 1987 Plan terminate either five or ten years after the date of grant and vest quarterly over a three-year period subsequent to the date of the grant, unless modified by the Company.

In fiscal 2000, the shareholders of the Company approved the Decora Industries, Inc. 1999 Stock Option Plan (the 1999 Plan) pursuant to which 1,000,000 shares of common stock were available for grant. The Plan is administered by a committee of directors of the Company. All options granted under the 1999 Plan terminate five or ten years after the date of grant.

There were no options issued under either the 1987 Plan or the 1999 Plan during the year ended March 31, 2002.

                            Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

             Notes to Consolidated Financial Statements (continued)

8.  STOCK OPTIONS (CONTINUED)

A summary of stock option activity under both plans for the year ended March 31, 2002, follows (in thousands except average exercise price data):

                                                                                             AVERAGE
                                                                                          EXERCISE PRICE
                                                                            OPTIONS
                                                                       ------------------------------------

March 31, 2001                                                                 2,270           $6.11
Granted                                                                            -            -
Exercised                                                                          -            -
Expired                                                                            -            -
                                                                       ------------------------------------
                                                                       ------------------------------------
March 31, 2002                                                                 2,270           $6.11
                                                                       ====================================

The following table summarized information about stock options outstanding at March 31, 2002:

                     OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
                  -----------------------------------------------------------------------------------------
                  -----------------------------------------------------------------------------------------
     EXERCISE                            AVERAGE            TERM                             AVERAGE
      PRICE             SHARES            PRICE           (MONTHS)          SHARES            PRICE
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
   $4.50 - $4.95          50,000           $4.63            10.20              16,667          $4.63
   $5.00 - $5.50         818,000            5.33            23.01             605,000           5.42
   $5.55 - $5.95         354,800            5.64            16.55             254,800           5.60
   $6.00 - $6.99         730,000            6.36            16.04             540,000           6.37
   $7.00 - $7.99         177,000            7.46             7.03              54,000           7.45
   $8.00 - $9.30         140,000            8.03             2.36              44,000           8.09
                  -------------------                                  ------------------
                  -------------------                                  ------------------
        Total          2,269,800                                            1,514,467

Pro Forma information regarding net income under SFAS No.123 is not included as it is not materially different from the amounts reported.

                            Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

             Notes to Consolidated Financial Statements (continued)

9.  INCOME TAXES

Net deferred tax assets (liabilities) are comprised of the following at March 31, 2002 (in thousands):



Current deferred tax assets (liabilities):
   Nondeductible reserves                                   $ 1,116
   Other                                                        (12)
                                                     -------------------
                                                     -------------------
                                                              1,104

Noncurrent deferred tax assets (liabilities):
   Depreciation                                                (268)
   Tax credits                                                  294
   Net operating loss carryforwards                          31,339
   Intangibles                                               17,195
   Other, net                                                   297
                                                     -------------------
                                                     -------------------
                                                             48,857

Total deferred tax assets                                    49,961
Valuation allowance                                         (49,961)
                                                     -------------------
                                                     -------------------
                                                                $ -
                                                     ===================



The provision for (benefit from) income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income due to nondeductible items and the valuation allowance.

Approximately $79,138,000 of the Company's net operating loss carryforwards remain available at March 31, 2002. The net operating losses are limited to future taxable earning and may be subject to certain limitations if the Company were to experience a change in ownership. The net operating carryforwards expire over the period 2003-2022.

The Company has recorded a valuation allowance against the entire amount of net deferred tax assets as management believes that based upon available evidence, it is more likely than not that these benefits will not be realized.

                            Decora Industries, Inc.
                  (DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

             Notes to Consolidated Financial Statements (continued)

10.  COMMITMENTS AND CONTINGENCIES

The Company uses certain equipment under lease arrangements, all of which are accounted for as operating leases. Rent expense was approximately $574,000 for the year ended March 31, 2002. The Company has no rental commitments under long-term noncancelable operating leases. During the bankruptcy period, no leases were assumed.

11.  SUBSEQUENT EVENT

On May 20, 2002, substantially all of the assets and certain liabilities of the Company were purchased for approximately $18 million by Pliant Solutions Corporation, a wholly-owned subsidiary of Pliant Corporation. This transaction was approved by the Bankruptcy Court on May 17, 2002.

DECORA INDUSTRIES, INC.
(Debtor in Possession as of December 5, 2000)
Consolidated Financial Statements
March 31, 2001

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

CONTENTS
MARCH 31, 2001

--------------------------------------------------------------------------------

                                                                         PAGE
Report of Independent Accountants                                          1
Financial Statements:
   Consolidated Balance Sheet -- March 31, 2001                            2

   Consolidated Statement of Operations
     for the year ended March 31, 2001                                     3

   Consolidated Statement of Shareholders' Deficit
     for the year ended March 31, 2001                                     4

   Consolidated Statement of Cash Flows
     for the year ended March 31, 2001                                     5

   Notes to Financial Statements                                          6-15

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Decora Industries, Inc.


In our opinion, the accompanying consolidated balance sheet and related consolidated statements of operations, shareholders' deficit and cash flows present fairly, in all material respects, the financial position of Decora Industries, Inc. and its subsidiaries at March 31, 2001 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company and its subsidiary Decora, Inc. filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code ("Chapter 11"). The Company is currently operating its business under the jurisdiction of Chapter 11 of the United States Bankruptcy Court in Wilmington Delaware (the "Bankruptcy Court"), and continuation of the Company as a going concern is contingent upon, among other things, the ability to formulate a plan of reorganization which will gain approval of the requisite parties under the United States Bankruptcy Court and confirmation of the Bankruptcy Court. In addition, the Company has experienced operating losses, negative operating cash flows and is currently in default of its prepetition debt arrangements as well as its debtor-in-possession financing. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.





June 20, 2001

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

CONSOLIDATED BALANCE SHEET
MARCH 31, 2001 (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

                                                                                           2001
                                            ASSETS
Current Assets:
   Cash and cash equivalents                                                          $   1,010
   Accounts receivable, less allowance for doubtful accounts of $423                      7,643
   Inventories                                                                           11,934
   Prepaid expenses and other current assets                                                291
                                                                                      ---------

         Total current assets                                                            20,878

Property and equipment, net                                                               9,510
Goodwill, net                                                                             6,392
Deferred financing costs, net                                                             2,839
Other assets                                                                              2,433
                                                                                      ---------

         Total assets                                                                 $  42,052
                                                                                      =========

                            LIABILITIES AND SHAREHOLDERS' DEFICIT

Liabilities not subject to compromise
  Current liabilities:
  Accounts payable                                                                    $   3,478
  Accrued liabilities                                                                     1,276
  Debtor in possession financing                                                         14,514
                                                                                      ---------

         Total current liabilities                                                       19,268

Liabilities subject to compromise                                                       121,331
                                                                                      ---------

         Total liabilities                                                              140,599

Shareholders' deficit:
  Preferred stock, $.01 par value; 5,000,000 shares authorized, non issued                   --
  Common stock, $.01 par value; 20,000,000 shares authorized,
     7,823,887 shares issued and outstanding                                                 78
  Additional paid-in capital                                                             33,144
  Accumulated deficit                                                                  (131,769)
                                                                                      ---------

         Total shareholders' deficit                                                    (98,547)
                                                                                      ---------

         Total liabilities and shareholders' deficit                                  $  42,052
                                                                                      =========


   The accompanying notes are an integral part of these financial statements.

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2001 (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

Net Sales                                                                               $ 54,524

Cost of goods sold                                                                        42,942
                                                                                        --------

         Gross profit                                                                     11,582

Selling, general and administrative expenses                                              21,781
Write-down of impaired goodwill                                                           57,000
Nonrecurring credit, net                                                                  (7,224)
                                                                                        --------

         Loss from operations                                                            (59,975)

Loss on the disposal of German subsidiary                                                 24,307
Interest expense, net                                                                     12,723
                                                                                        --------

         Loss before reorganization items, income taxes and extraordinary item           (97,005)

Reorganization items                                                                       2,194
                                                                                        --------

         Loss before income taxes and extraordinary item                                 (99,199)

Income tax provision                                                                           7
                                                                                        --------

         Loss before extraordinary item                                                  (99,206)

Extraordinary gain                                                                         2,790
                                                                                        --------

         Net loss                                                                       $(96,416)
                                                                                        ========


   The accompanying notes are an integral part of these financial statements.

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT
FOR THE YEAR ENDED MARCH 31, 2001
(AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

                                                                   ADDITIONAL                                  TOTAL
                                                                    PAID-IN            ACCUMULATED          SHAREHOLDERS'
                                    SHARES           VALUE           CAPITAL             DEFICIT               DEFICIT
Balance at March 31, 2000            7,824            $78            $33,144            $ (35,353)            $ (2,131)

Net loss                                --             --                 --              (96,416)             (96,416)
                                     -----            ---            -------            ---------             --------

Balance at March 31, 2001            7,824            $78            $33,144            $(131,769)            $(98,547)
                                     =====            ===            =======            =========             ========




   The accompanying notes are an integral part of these financial statements.

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED MARCH 31, 2001 (AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)
--------------------------------------------------------------------------------

                                                                                       2001
Cash flows from operating activities:
  Net loss                                                                           $(96,416)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Extraordinary item, net of income taxes                                           (2,790)
     Depreciation and amortization                                                      3,685
     Amortization of debt discount and fees                                               956
     Loss on the sale of German Subsidiary                                             24,307
     Writedown of impaired goodwill                                                    57,000
     Net changes in assets and liabilities:
       Accounts receivable                                                              2,915
       Inventory                                                                        2,826
       Other assets                                                                      (162)
       Accounts payable                                                                 3,612
       Accrued liabilities                                                                630
       Net change in amount due from Hornschuch                                         3,306
                                                                                     --------

         Net cash used in operating activities                                           (131)
                                                                                     --------

Cash flows from investing activities:
  Proceeds from the sale of fixed assets                                                   60
  Proceeds from the sale of subsidiary                                                  1,197
  Purchase of property and equipment                                                     (219)
                                                                                     --------

         Net cash provided by investing activities                                      1,038
                                                                                     --------

Cash flows from financing activities:
  Payment of debt issue costs                                                            (275)
  Repurchase of senior undersecured notes                                              (1,812)
  Issuance of long-term debt                                                           79,186
  Repayment of long-term debt                                                         (77,529)
                                                                                     --------

                  Net cash used in financing activities                                  (430)
                                                                                     --------

Net increase in cash and cash equivalents                                                 477
Cash and cash equivalents at beginning of year                                            533
                                                                                     --------

Cash and cash equivalents at end of year                                             $  1,010
                                                                                     ========

SUPPLEMENTAL CASH FLOW INFORMATION IS AS FOLLOWS:
  Cash paid during the year for interest                                             $  9,142
                                                                                     ========

  Cash paid during the year for reorganization items                                 $  1,323
                                                                                     ========


   The accompanying notes are an integral part of these financial statements.

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Decora Industries, Inc. ("DII" or the "Company") is a leading manufacturer and marketer of self-adhesive consumer decorative and surface coverings. The Company is comprised of a holding company operating primarily through its wholly-owned subsidiary Decora, Inc. ("Decora") based in the United States of America. The Company's principal products are sold under the Con-Tact brand. Until February 8, 2001 the Company also owned Konrad Hornschuch AG ("Hornschuch") a German based company 99% owned by Decora Industries Deutschland GmbH ("DI Deutschland") which, in turn, is wholly owned by DII. On February 8, 2001 the Company sold its interest in Hornschuch for total consideration of DM 86.9 million (approximately $41.2 million). In connection with the sale the Company recorded a loss of $24.3 million. The Company continues to own DI Deutschland, which is now a dormant operating company with no assets or operations. For purposes of these consolidated financial statements the equity of DII in the earnings of Hornschuch are netted against the loss on disposal of German subsidiary and shown on the consolidated statement of operations.

      DII and Decora (collectively "Decora Industries"), debtors and debtors-in possession (collectively, the "Debtors") commenced a reorganization case (the "Reorganization Case") by filing a petition for relief under chapter 11 ("Chapter 11"), title 11 of the United States Code, (as amended, the "Bankruptcy Code") on December 5, 2000 (the "Petition Date") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Reorganization Case is being jointly administered, for procedural purposes only, before the Bankruptcy Court under Case No. 00-4459 (JJF). Pursuant to sections 1107 and 1108 of the Bankruptcy Code, the Company, as debtor-in-possession, has continued to manage and operate its assets and businesses subject to the supervision and orders of the Bankruptcy Court, pending confirmation of the plan of reorganization (the "Reorganization Plan") contained in the disclosure statement (the "Disclosure Statement") filed with the Bankruptcy Court on December 5, 2000, pursuant to Section 1125 of the Bankruptcy Code. Because the Company is operating as debtor-in-possession under the Bankruptcy Code, the existing directors and officers of the Company continue to govern and manage the operations of the Company, respectively, subject to the supervision and orders of the Bankruptcy Court.

      The debtors contemplate emergence from bankruptcy in 2001; however, there can be no assurance at this time that a Reorganization Plan will be proposed by the Debtors or approved and confirmed by the Bankruptcy Court, or that the Reorganization Plan will be consummated. The Disclosure Statement filed at the inception of the bankruptcy did not provide any recovery to the Company's equity security holders. Accordingly, management believes that current equity security holders will not receive any distribution under any reorganization plan as a result of the issuance of new equity to existing creditors. As a result of the lower than expected price obtained for the Company's German operations which were sold on February 8, 2001, the Company needs to raise a significant amount of debt or equity in order to emerge from bankruptcy. The extent to which equity needs to be raised may result in the sale of the Company. Any such sale of the Company will require the requisite vote of impaired creditors entitled to vote under the Bankruptcy Code and confirmation of the plan by the Bankruptcy Court.

      The financial statements have been presented in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"), and have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to a going concern, which principles, except as otherwise disclosed, assume that assets will be realized and liabilities will be discharged in the ordinary course of

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      business. As a result of the Reorganization Case and circumstances relating to this event, default on Decora Industries' prepetition debt and negative cash flows, such realization of assets and liquidation of liabilities are subject to significant uncertainty. While under the protection of Chapter 11, the Company may sell or otherwise dispose of assets, and liquidate or settle liabilities for amounts other than those reflected in the financial statements. Additionally, the amounts reported on the consolidated balance sheet could materially change because of changes in business strategies and the effects of any proposed plan of reorganization.

      The appropriateness of using the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, the ability to comply with the terms of the debtor-in-possession financing facility (see Note 7 for additional discussion of the default on the debtor in possession financing) and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.

      In the Reorganization Case, substantially all unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan of reorganization which must be confirmed by the Bankruptcy Court after submission to vote by affected parties. For financial reporting purposes, pending the outcome of the Reorganization Case, all unsecured and undersecured prepetition liabilities have been segregated and classified as liabilities subject to compromise under reorganization proceedings in the balance sheet. Generally, all actions to enforce or otherwise effect repayment of prepetition liabilities as well as all pending litigation against the Debtors are stayed while the debtors continue their business operations as debtors-in-possession. Unaudited schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the debtor as of the Petition Date as reflected in the Debtors' accounting records.

      Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other prepetition executory contracts, subject to Bankruptcy Court approval. The debtors have not reviewed all leases for assumption or rejection but will analyze their leases and executory contracts and may assume or reject leases or contracts. Such rejections could result in additional liabilities subject to compromise.

      Pursuant to SOP 90-7, revenues and expenses, realized gains and losses, and provisions for losses resulting from the reorganization of the business are reported in the statement of operations separately as reorganization items. Professional fees are expensed as incurred. Interest expense is reported only to the extent that it will be paid during the cases or that it is probable that it will be an allowed claim.

      BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Decora. For purposes of these consolidated financial statements Hornschuch has been deconsolidated and the equity of DII in the earnings of Hornschuch are netted against the loss on disposal of German subsidiary and shown on the consolidated statement of operations.

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair values of cash, accounts receivable, accounts payable and accrued expenses approximate their carrying values. Financial instruments, when acquired, are held for purposes other than trading.

      CASH AND CASH EQUIVALENTS

      Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates their fair values.

      REVENUES AND RECEIVABLES

      The Company records revenues when all of the following criteria are met:
      (i) terms of the sale are evidenced by a binding purchase order or on-line authorization; (ii) shipment has occurred; (iii) the price is fixed or determinable; and (iv) collection of amounts owed for goods shipped is reasonably assured.

      INVENTORIES

      Inventories are stated at the lower of cost (first-in, first-out method) or market.

      PROPERTY AND EQUIPMENT

      Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to thirty years.

      GOODWILL

      The excess of the aggregate purchase price over the fair values of the net assets of businesses and product lines acquired has been recorded as goodwill and is being amortized on the straight-line method over forty years.

      In accordance with Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("FAS 121"), the Company assesses impairment losses to be recorded on long-lived assets when indications of impairment are present. As a result of the Company's operating losses for fiscal 2001 and the filing under Chapter 11, the Company performed an impairment analysis as required under FAS 121. The estimated fair value of the impaired assets was determined by comparing expected future cash flows to the combined recorded value of the net property, plant and equipment and goodwill. The impairment analysis resulted in the Company recording a charge of $57 million for fiscal 2001, relating to the write-down of goodwill.

      INCOME TAXES

      Income taxes are provided based on the liability method pursuant to SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recorded to reflect expected future tax consequences of events that have been recognized in the Company's financial statements or its tax returns, but not both. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse.

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      STOCK-BASED COMPENSATION

      The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock Based Compensation (see
      Note 10).

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues, costs and expenses during the reporting period. Actual results may differ from those estimates.


2.    ACQUISITIONS

      On April 29, 1998, DII acquired certain assets, which had constituted Rubbermaid's Decorative Coverings Group, for an adjusted purchase price of approximately $60.5 million.

      The assets acquired included inventory, manufacturing equipment, tradenames (including the ConTact trademark) and all other rights to three product lines: (i) the Con-Tact self-adhesive coverings line that was manufactured exclusively for Rubbermaid by Decora; (ii) Shelf Liner, a proprietary product line that was manufactured by Rubbermaid; and (iii) the Grip Liner non-adhesive covering line which is manufactured by a third party pursuant to the terms of an exclusive manufacturing agreement.

      DII completed the Rubbermaid Acquisition pursuant to the terms of an asset purchase agreement. DII and Rubbermaid entered into a service agreement pursuant to which Rubbermaid agreed to provide certain logistics services for a nine-month transition period following the acquisition (the "Transition Services Agreement"). On or about April 1, 1999, the Company commenced a proceeding against Rubbermaid with the American Arbitration Association. The Company alleged causes of action for breach of contract, breach of fiduciary duty, fraud and deceit, conversion, breach of the covenant of good faith and fair dealing, constructive fraud, and money had and received. The Company's claims arose from Rubbermaid's failure to perform its obligations as set forth in the Transition Services Agreement.

      On October 16, 2000, all claims against Rubbermaid were settled. As a result of this settlement the Company received an arbitration award totaling approximately $9.8 million (approximately $8 million net of related legal expenses and amounts previously recorded). This amount is included in the statement of operations as a nonrecurring credit.

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

3.    INVENTORIES

      Inventories at March 31, 2001 consist of (000s):

            Raw materials              $ 1,533
            Work-in-process              2,741
            Finished goods               7,660
                                       -------
                                       $11,934
                                       =======


4.    PROPERTY AND EQUIPMENT

      Property and equipment at March 31, 2001 consist of (000s except useful life data):

                                             USEFUL
                                              LIFE
         Land                                               $      379
         Buildings                             30                6,889
         Machinery and equipment              8-10              12,929
         Furniture and fixtures                3-8               2,919
         Leasehold improvements                 5                  617
         Construction-in-progress                                   85
                                                             ---------
                                                                23,818
         Less - Accumulated depreciation                       (14,308)
                                                             ---------
                                                             $   9,510
                                                             =========

      Depreciation expense was $1,483,000 for fiscal 2001.


5.    GOODWILL

      Goodwill at March 31, 2001 consist of the following (000s):

         Goodwill                                          $  15,408
         Less - Accumulated amortization                      (9,016)
                                                           ---------
                                                           $   6,392
                                                           =========

      Goodwill amortization was $2,202,000 for fiscal 2001. See Note 1 for discussion of write-down of goodwill recorded during fiscal 2001.

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.    EMPLOYEE BENEFIT PLANS

      Decora and its union have executed an agreement to provide retirement benefits to qualified union employees through the Paper Industry Union -- Management Pension Fund (the "Fund"). Based upon this agreement, Decora contributes a contractually agreed upon amount for each qualifying hour that a union employee works. Total contributions to the Fund were $289,593 in fiscal 2001.

      The Company has a profit sharing plan and a 401k plan covering its U.S. salaried employees. The Company converted its plan November 2000 to include a contribution portion that is at a rate of 10% of the employee contribution level capped at a 6% of salary limit. No profit sharing contributions were made in fiscal year 2001. Total expense related to plan fees and company contributions equated to $11,516 in fiscal 2001.


7.    DEBT

      In April 1998, in order to finance the Rubbermaid Acquisition the Company issued $112,750,000 of 11.0% senior secured notes (the "Notes"). The Notes were issued with an original issue discount of $2,664,000 with interest payable semi-annually and no principal payments required prior to maturity on May 1, 2005. The fair value of the Notes at March 31, 2001 was approximately $8 million, which was determined by the Company using market information provided by an investment banking firm as to the market value of similar debt amounts. The estimated fair value of the Notes does not necessarily reflect the amount at which the debt could be settled. During the year, the company repurchased $4.5 million face value of theses notes (see note 8). The remaining notes have been classified as liabilities subject to compromise.

      On November 13, 1996, Decora borrowed $2,460,000 through the issuance of Tax-Exempt Industrial Development Revenue Bonds (Decora Project), Series 1996 by the Counties of Warren and Washington, New York Industrial Development Agency. These bonds had an original maturity date of November 1, 2004. However, they were refinanced during fiscal 2001.

      On May 5, 2000, Decora completed the refinancing of its existing revolving credit facility and Industrial Revenue Bonds (retired July 2001) and the implementation of a secured term financing. This financing consisted of a revolving credit agreement as well as three individual term notes. Subsequently, on June 12, 2000, Decora was informed by its new lender of an event of default under the terms of these secured financings. The new lender collected interest at the default rate during the continuation of the default. While the default permitted the lender to accelerate the maturity of these secured financings and to prohibit the borrower from drawing under the revolving facility, Decora was able to continue to draw under the revolving facility.

      In September 2000, the Company borrowed $5,000,000 through DI Deutschland to be repaid upon the earlier of the sale of Hornschuch or 1 year. In conjunction with this financing, DI Deutschland repurchased $4,500,000 of the Company's 11% senior secured notes for $1,800,000 from one of the bond holders. This resulted in the write-off of a portion of the previously established unamortized debt acquisition costs as an extraordinary gain (net of taxes) in the amount of $2,790,000.

      On December 5, 2000 the Company entered into an agreement with its senior secured lender to provide up to $19 million debtor in possession financing during the duration of its bankruptcy. It was subsequently reduced to

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      $18 million. The proceeds were used to refinance the term notes and revolving credit facility described above. In January 2001 the Company failed to comply with certain covenants of this financing. As with its previous financing, Decora has been able to continue to draw under the revolving facility subject to restricted availability and payment of interest at the default rate as defined in the agreement. The outstanding balance on this facility at March 31, 2001 was $14,514,000 and is classified as a current liability.


8.    LIABILITIES SUBJECT TO COMPROMISE

      The principal categories of obligations classified as liabilities subject to compromise to unrelated parties under Reorganization Cases are identified below. The amounts below in total may vary from the stated amount of proofs of claim that will be filed with the Bankruptcy Court and may be subject to future adjustment depending on the Bankruptcy Court action, further developments with respect to potential disputed claims, determination as to the value of any collateral securing claims, or other events.

      Additional claims may arise from the rejection of additional real estate leases and executory contracts by the debtors.

      As of March 31, 2001, liabilities subject to compromise consisted of the following (000s):


            11.0% senior secured notes (Note 7)             $ 106,398
            Trade payables                                      7,382
            Accrued interest                                    7,049
            Other accrued expenses                                502
                                                            ---------
                                                            $ 121,331
                                                            =========


      As a result of the Reorganization Case, no principal or interest payments will be made on the unsecured and undersecured prepetition debt without Bankruptcy Court approval or until a plan of reorganization providing for the repayment terms has been confirmed by the Bankruptcy Court and becomes effective. Therefore, interest on prepetition unsecured and undersecured obligations has not been accrued after the Petition Date.


9.    STOCK OPTIONS

      The Company has several domestic long-term incentive plans under which shares of the Company's common stock may be sold to directors, officers and key employees. Certain other parties have been granted stock options by the Company in connection with various transactions.

      The Company adopted a Stock Option Plan in fiscal 1987 (the "1987 Plan") pursuant to which 340,000 shares of common stock were available for grant. The 1987 Plan terminated on July 8, 1997. The 1987 Plan is administered by a committee of directors of the Company who are not covered by the 1987 Plan. All options granted under the 1987 Plan terminate either five or ten years after the date of grant and vest quarterly over a three-year period subsequent to the date of the grant, unless modified by the Company.

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      In fiscal 2000, the shareholders of the Company approved the Decora Industries, Inc. 1999 Stock Option Plan (the "1999 Plan") pursuant to which 1,000,000 shares of common stock were available for grant. The Plan is administered by a committee of directors of the Company. All options granted under the 1999 Plan terminate five or ten years after the date of grant.

      There were no options issued under either the 1987 Plan or the 1999 Plan during fiscal 2001.

      A summary of stock option activity under both plans for the year ended March 31, 2001 follows (000 except average price data):


                                                     AVERAGE
                                    OPTIONS            PRICE
            March 31, 2000            2,270            $6.11
                Granted                  --               --
                Exercised                --               --
                Expired                  --               --
                                      -----            -----

            March 31, 2001            2,270            $6.11
                                      =====            =====

      The following table summarizes information about stock options outstanding at March 31, 2001:

                                  OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                -----------------------     ----------------------------------
                                                AVERAGE       TERM                     AVERAGE
            EXERCISE PRICE       SHARES          PRICE      (MONTHS)      SHARES        PRICE
            --------------       ------          -----      --------      ------        -----
             $4.50 - $4.95       50,000          $4.63         22.20       16,667         $4.63
             $5.00 - $5.50      818,000           5.33         35.01      605,000          5.42
             $5.55 - $5.95      354,800           5.64         28.55      254,800          5.60
             $6.00 - $6.99      730,000           6.36         28.04      540,000          6.37
             $7.00 - $7.99      177,000           7.46         19.03       54,000          7.45
             $8.00 - $9.30      140,000           8.03         14.36       44,000          8.09


10.   INCOME TAXES

      Income taxes are summarized as follows (000s):

           Current provision:
              United States:
                Federal                   $   -
                State                         7
                                          -----
                                          $   7
                                          =====

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      Net deferred tax assets (liabilities) are comprised of the following
      (000s):

                                                                     MARCH 31,
                                                                       2001
            Current deferred tax assets (liabilities):
               Non-deductible reserves                               $    909
               Other                                                        8
                                                                     --------

                                                                          917
                                                                     --------
            Noncurrent deferred tax assets (liabilities):
               Capital loss carryover                                   5,980
               Depreciation                                              (304)
               Net operating loss carryforwards                        30,986
               Tax credits                                                294
               Intangibles                                             16,130
               Other, net                                                 419
                                                                     --------

                                                                       53,505

               Total deferred tax asset                                54,422
               Valuation allowance                                    (54,422)
                                                                     --------

                                                                     $     --
                                                                     --------

      The provision for (benefit from) income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the following (000s):

                                                     2001
            Provision at statutory rate             $(39,283)
            State tax expense                              7
            Effect of permanent items                    751
            Valuation allowance                       38,532
                                                    --------
              Provision for income taxes            $      7
                                                    --------

      Approximately $67,900,000 and $4,100,000 of the Company's net operating loss carryforwards remain available at March 31, 2001 in the United States and Germany, respectively. The United States net operating loss will be reduced by $17,200,000 on April 1, 2001 due to the Company's bankruptcy status. The net operating losses are also limited to future taxable earnings in the respective countries. In the United States, the carryforwards expire over the period 2003-2021, while in Germany the carryforwards have an unlimited life

      The Company has recorded a valuation allowance against the entire amount of net deferred tax assets since management believes that based upon available evidence, it is more likely than not that these assets will not be realized.

DECORA INDUSTRIES, INC.
(DEBTOR IN POSSESSION AS OF DECEMBER 5, 2000)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

11.   NONRECURRING CREDIT

      The statement of operations for fiscal 2001 reflects certain a net non-recurring credit totaling $7,224,000. Of this credit $8,017,000 was income recorded in conjunction with the settlement with Rubbermaid and $793,000 related to severance costs for U.S. work force reductions.


12.   COMMITMENTS AND CONTINGENCIES

      The Company uses certain equipment under lease arrangements, all of which are accounted for as operating leases. Rent expense was $738,000 for fiscal 2001. Rental commitments under long-term noncancelable operating leases are as follows (000s):

         Fiscal 2002                        $495
         Fiscal 2003                         246
         Fiscal 2004                          66
         Fiscal 2005                          --
         Fiscal 2006                          --
         Thereafter                           --

DECORA INDUSTRIES, INC.
Consolidated Financial Statements
March 31, 2000

                             DECORA INDUSTRIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE


                                                                                                               Page
                                                                                                               ----
Financial Statements

The following Consolidated Financial Statements of Decora Industries, Inc. and Report of Independent
   Accountants are filed as part of this report:

Report of Independent Accountants                                                                               F-2
Consolidated Balance Sheets as of March 31, 2000 and 1999                                                       F-3
Consolidated Statements of Income for the years ended March 31, 2000, 1999 and 1998                             F-5
Consolidated Statements of Cash Flows for the years ended March 31, 2000, 1999 and 1998                         F-6
Consolidated Statement of Changes in Shareholders' Equity for the years ended March 31, 2000, 1999 and 1998     F-7
Notes to Consolidated Financial Statements                                                                      F-8

Financial Statement Schedule for the three years ended March 31, 2000

Schedule II - Valuation and Qualifying Accounts                                                                F-23

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Decora Industries, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Decora Industries, Inc., and its subsidiaries at Much 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above,

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in
Note 1, the Company incurred a net loss of $22 million for the year ended March 31, 2000, and had a net capital deficit as of March 31, 2000 of $6 million. In addition, the Company is in default of covenants under certain of its secured financings, and has disclosed that its ability to pay interest due in November 2000 on its 11% senior secured notes is uncertain. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.



PricewaterhouseCoopers LLP

Stanford, Connecticut
June 30, 2000

                             Decora Industries, Inc.
                           Consolidated Balance Sheets
                     Amounts in 000s (except per share data)


                                                                                       March 31,
                                                                                       ---------
                                                                                 2000            1999
                                                                                 ----            ----
Assets
Current assets:
    Cash and cash equivalents                                                  $    665        $  6,158
    Restricted cash                                                                 114             504
    Accounts receivable, less allowance for doubtful accounts of $1,121          28,555          26,826
      and $2,479 at March 31, 2000 and 1999, respectively
Inventories                                                                      37,036          42,676
Prepaid expenses and other current assets                                         1,828           1,811
                                                                               --------        --------
    Total current assets                                                         68,198          77,975
Property and equipment, net                                                      49,668          54,341
Goodwill and other intangibles, net                                              77,415          78,081
Deferred income taxes                                                                --           3,769
Deferred financing costs, net                                                     3,675           4,171
Other assets                                                                      3,463           2,402
                                                                               --------        --------
    Total assets                                                               $202,419        $220,739
                                                                               ========        ========


          See accompanying notes to consolidated financial statements.

                             Decora Industries, Inc.
                           Consolidated Balance Sheets
                     Amounts in 000s (except per share data)


                                                                                               March 31,
                                                                                               ---------
Liabilities and Shareholders' Equity                                                    2000             1999
                                                                                        ----             ----
Current liabilities:
    Accounts payable                                                                 $  11,992         $  11,547
    Accrued liabilities                                                                 16,141            12,438
    Accrued Interest                                                                     5,813             5,293
    Current portion of long-term debt                                                   31,434             9,467
    Deferred income taxes                                                                1,304               242
    Other current liabilities                                                            2,924             4,331
                                                                                     ---------         ---------
       Total current liabilities                                                        69,608            43,318
Long-term debt                                                                         122,253           140,562
Pension obligation                                                                      12,618            14,634
Deferred income taxes                                                                    1,467                --
                                                                                     ---------         ---------
    Total liabilities                                                                  205,946           198,514
                                                                                     ---------         ---------
Minority Interest in subsidiary                                                          2,796             3,360
                                                                                     ---------         ---------
Shareholder equity:
    Preferred stock; $.01 par value, 5,000,000 shares authorized, none issued               --                --
    Common stock; $.01 par value; 20,000,000 shares authorized,
       7,823,887 and 7,341,554 shares issued and outstanding at
       March 31, 2000 and 1999, respectively                                                78                73
    Additional paid-in capital                                                          33,144            33,634
    Accumulated deficit                                                                (35,353)          (13,307)
    Cumulative translation adjustment                                                   (3,604)             (918)
    Additional minimum pension liability                                                  (588)             (617)
                                                                                     ---------         ---------
       Total shareholders' equity (deficit)                                             (6,323)           18,865
                                                                                     ---------         ---------
Commitments and contingencies                                                               --                --
                                                                                     ---------         ---------
Total liabilities and shareholders' equity                                           $ 202,419         $ 220,739
                                                                                     =========         =========


          See accompanying notes to consolidated financial statements.

                             Decora Industries, Inc.
                        Consolidated Statements of Income
                     Amounts in 000s (except per share data)


                                                                                               Year Ended March 31,
                                                                                               --------------------
                                                                                     2000             1999              1998
                                                                                     ----             ----              ----
Net sales                                                                          $162,450         $176,577         $  98,407
Cost of goods sold                                                                  114,912          113,168            68,220
                                                                                   --------         --------         ---------
Gross profit                                                                         47,538           63,409            30,187
Selling, general and administrative expenses                                         45,553           41,849            17,677
Nonrecurring charges                                                                     --               --             1,461
                                                                                   --------         --------         ---------
Operating income                                                                      1,985           21,560            11,049
Interest expense, net                                                                16,011           14,085             3,829
                                                                                   --------         --------         ---------
Income (loss) before income taxes, minority interest and extraordinary item         (14,026)           7,475             7,220
Income tax provision                                                                  7,761            3,230             3,278
                                                                                   --------         --------         ---------
Income (loss) before minority interest and extraordinary item                       (21,787)           4,245             3,942
Minority interest in earnings of subsidiary                                             259              549             1,212
                                                                                   --------         --------         ---------
Income (loss) before extraordinary item                                             (22,046)           3,696             2,730
Extraordinary item, net of income taxes                                                  --           (2,019)               --
                                                                                   --------         --------         ---------
Net income (loss)                                                                  $(22,046)        $  1,677         $   2,730
                                                                                   ========         ========         =========
PER SHARE OF COMMON STOCK
Income (loss) before extraordinary item
    Basic                                                                          $  (2.87)        $   0.50         $    0.38
    Diluted                                                                           (2.87)            0.44              0.35
Extraordinary item
    Basic                                                                                --            (0.27)               --
    Diluted                                                                              --            (0.24)               --
Net income (loss)
    Basic                                                                             (2.87)            0.23              0.38
    Diluted                                                                           (2.87)            0.20              0.35


          See accompanying notes to consolidated financial statements.

                             Decora Industries, Inc.
                      Consolidated Statements of Cash Flows
                                 Amounts in 000s

                                                                                        Year Ended March 31,
                                                                                        --------------------
                                                                             2000             1999               1998
                                                                             ----             ----               ----
Cash flows from operating activities:
Net income (loss)                                                        $ (22,046)        $   1,677         $   2,730
Adjustments to reconcile net income to net cash provided
    by operating activities:
    Extraordinary item, net of income taxes                                     --             2,019                --
    Depreciation and amortization                                            9,090             8,492             5,534
    Amortization of debt discount and fees                                   1,082               989                --
    Minority interest in earnings of subsidiary                                259               549             1,212
    Provision for doubtful notes receivable                                     --                --               789
    Loss on disposal of property and equipment                                  --                --                98
    Deferred income tax provision                                            5,844             1,782             3,284
    Net changes in current assets and liabilities                            6,580            (7,939)            2,267
    Other, net                                                              (2,304)           (1,427)           (1,133)
                                                                         ---------         ---------         ---------
Net cash provided by (used in) operating activities                         (1,495)            6,142            14,781
                                                                         ---------         ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Rubbermaid acquisition                                                  (2,307)          (66,038)               --
    Acquisition of Hornschuch shares                                          (928)           (5,772)          (37,899)
    Acquisition of Tarkett assets                                               --            (1,549)               --
    Acquisition of Etch Art                                                   (350)               --                --
    Reductions in notes receivable                                              --               304               406
    Purchase of property and equipment                                      (5,723)           (8,693)           (1,778)
                                                                         ---------         ---------         ---------
Net cash used in investing activities                                       (9,308)          (81,748)          (39,271)
                                                                         ---------         ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance of long-term debt                                              14,021           117,813            39,205
    Repayment of long-term debt                                             (8,284)          (29,572)           (6,011)
    Increase (decrease) in short-term borrowings                             1,303              (491)           (7,216)
    Proceeds from exercise of warrants                                          --                --                63
    Proceeds from issuance of common stock                                      --                --               750
    Proceeds from issuance of stock options                                    120                --                --
    Payment of warrant exchange obligation                                  (1,054)             (200)               --
    Payment of debt penalties and fees                                          --            (6,957)             (771)
                                                                         ---------         ---------         ---------
Net cash provided by financing activities                                    6,106            80,593            26,020
                                                                         ---------         ---------         ---------
Effect of exchange rate fluctuations on cash and cash equivalents           (1,186)             (132)               34
                                                                         ---------         ---------         ---------
Net increase (decrease) in cash and cash equivalents                        (5,883)            4,855             1,564
Cash and cash equivalents at beginning of year                               6,662             1,807               243
                                                                         ---------         ---------         ---------
Cash and cash equivalents at end of year                                 $     779         $   6,662         $   1,807
                                                                         =========         =========         =========


          See accompanying notes to consolidated financial statements.

                             Decora Industries, Inc.
           Consolidated Statements of Changes in Shareholders' Equity
                                 Amounts in 000s

                                                                                                 Accumulated      Nonshareholder
                                                                                                    Other           Changes in
                                                                   Additional                   Nonshareholder       Equity
                                                 Common Stock       Paid-in      Accumulated       Changes           for the
                                               Shares     Value     Capital        Deficit        in Equity           Year
                                               ------     -----     -------        -------        ---------           ----
Balance at March 31, 1997                       7,094      $71      $32,146        (17,714)        $    --         $     --
Common shares issued in private placement         187        2          748             --              --               --
Allocable detachable warrants issued with          --       --          818             --              --               --
    debt
Warrants exercised                                 50       --           63             --              --               --
Nonshareholder changes to equity
    Net income                                     --       --           --          2,730              --            2,730
    Cumulative translation allowance               --       --           --             --            (775)            (775)
                                                -----      ---      -------       --------         -------         --------
Balance at March 31, 1998                       7,331       73       33,775        (14,984)           (775)           1,955
Common shares issued to settle litigation          10       --           52             --              --               --
Common shares issued for services                   1       --            7             --              --               --
Payment of warrant exchange obligation             --       --         (200)            --              --               --
Nonshareholder changes in equity:
    Net income                                     --       --           --          1,677              --            1,677
    Cumulative translation adjustment              --       --           --             --            (143)            (143)
    Additional minimum pension liability           --       --           --             --            (617)            (617)
                                                -----      ---      -------       --------         -------         --------
Balance at March 31, 1999                       7,342       73       33,634        (13,307)         (1,535)             917
Shares (issued for acquisition of Etch Art)        58        1          349             --              --               --
Stock options exercised                            24       --          120             --              --               --
Payment of warrant exchange obligations           400        4       (1,058)            --              --               --
Stock options issued                               --       --           99             --              --               --
Nonshareholder changes in equity:
    Net income (loss)                              --       --           --        (22,046)             --          (22,046)
    Cumulative translation adjustment              --       --           --             --           (2686)          (2,686)
    Additional minimum pension liability           --       --           --             --              29               29
                                                -----      ---      -------       --------         -------         --------
Balance at March 31, 2000                       7,824      $78      $33,144       $(35,353)        $(4,192)        $(24,703)
                                                =====      ===      =======       ========         =======         ========


          See accompanying notes to consolidated financial statements.

                             Decora Industries, Inc.
                   Notes to Consolidated Financial Statements
                             March 31, 2000 and 1999

1.    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Decora Industries, Inc. ("DII" and, together with its subsidiaries, the "Company") is a leading manufacturer and marketer of self-adhesive consumer decorative and surface coverings and other specialty industrial products. The Company is a holding company and operates primarily through two subsidiaries, Decora, Incorporated ("Decora"), a wholly-owned subsidiary based in the U.S., and Konrad Hornschuch AG ("Hornschuch"), which is based in Germany and 90% owned by Decora Industries Deutschland GmbH (" DI Deutschland"), which, in turn, is wholly-owned by DII. Hornschuch's results have been included since its acquisition on October 1, 1997 (see Note 2). The Company's principal products are sold under the Con-Tact and d-e-fix brands. The Company operates in two business segments, consumer and industrial.

      GOING CONCERN MATTERS. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $22,046,000 for the year ended March 31, 2000 and had a net capital deficit (excess of liabilities over assets) of $6,323,000 as of March 31, 2000. In addition, as described in Note 7, the Company was in default of covenants under certain of its secured financings outstanding as of March 31, 2000. also, as disclosed in
      Note 8, the Company refinanced one of the aforementioned secured financings as of May 15, 2000, but was informed of an event of default by its new lender on June 12, 2000. as further disclosed in Note 8, relying solely on the results of operations of Decora, the Company may not be able to pay the interest due on November 1, 2000 under the 11% senior secured notes. The company is reviewing Decora's business plan with its financial advisors and lenders with the objective of seeking appropriate accommodations. The Company is also evaluating potential changes in its capital structure and additional financial resources. The Company's continuation as a going concern is dependent, among other factors, upon its ability to comply with the terms of its financing agreements and to obtain additional financing. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

      BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

      REVERSE STOCK SPLIT. In December 1997, the Company's shareholders approved a one-for-five reverse stock split which was effective December 29, 1997. the presentations of common shares and per share amounts have been restated, as appropriate, to reflect the reverse stock split.

      FAIR VALUE OF FINANCIAL INSTRUMENTS. The fair values of cash, accounts receivable, accounts payable and accrued expenses approximate their carrying values. Financial instruments, when acquired, are held for purposes other than trading.

      The fair value of the Company's senior secured notes has been determined based upon current market rates (see Note 7). The balance of the Company's debt, in combination with interest rate swap agreements, bears current market rates of interest or is payable on demand. Accordingly, the carrying amount is considered a reasonable approximation of fair value.

      CASH AND CASH EQUIVALENTS. Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates their fair values. Certain debt agreements require the payment of monthly sinking fund deposits in order to retire the debt. Cash balances transferred for this purpose are considered restricted and are separately stated in the accompanying financial statements.

      REVENUES AND RECEIVABLES. Sales are recognized when products are shipped. Returns are accounted for on the accrual basis. The Company's receivables are generally concentrated from customers in the U.S. and Europe. A portion of the sales made outside of Germany are covered by confirmed letters of credit or credit insurance. The Company does not generally require collateral for sales made within the United States.

      INVENTORIES. Inventories are stated at the lower of cost (first-in, first-out method) or market.

      PROPERTY AND EQUIPMENT. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to fifty years.

      GOODWILL AND OTHER INTANGIBLES. The excess of the aggregate purchase price over the fair values of the net assets of businesses and product lines acquired has been recorded as goodwill and is being amortized on the straight-line method oval forty years. Other intangibles are amortized over periods ranging from three to forty years.

      LONG-LIVED ASSETS. The Company assesses impairment losses to be recorded on long-lived assets when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.

      NET INCOME PER SHARE. Effective fiscal 1998, net income per share is calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. Under SFAS No. 128; the Company is required to report both basic net income per share based on the weighted average number of common shares outstanding and diluted net income per share based on the weighted average number of common shares outstanding plus all potentially dilutive common shares issuable. Net income per share calculations for fiscal 2000, 1999 and 1998 are presented in Note 13.

      INCOME TAXES. Income taxes are provided based on the liability method pursuant to SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recorded to reflect expected future tax consequences of events that have been recognized in the Company's financial statements or its tax returns, but not both. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse.

      RESEARCH AND DEVELOPMENT. Research and development costs related to both present and future products are expenses as incurred and amounted to $3,090,000, $2,532,000 and $1,024,000 in fiscal 2000, 1999 and 1998, respectively.

      STOCK-BASED COMPENSATION. The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expenses is recorded. The Company has adopted the disclosure only provisions of SFAS No.123, Accounting for Stock-Based Compensation (see Note 10).

      FOREIGN CURRENCY. The assets and liabilities of the Company's foreign subsidiaries are translated into U.S. dollars using year-end exchange rates. Income statement items are translated at average exchange rates prevailing during the year. The resulting translation adjustments are recorded as a separate component of shareholders' equity. Exchange rate gains and losses on intercompany balances of a long-term investment nature are also recorded as a component of shareholders' equity. Foreign currency transaction gains and losses, which historically have been immaterial, are included in net income. In addition, the Company also will occasionally enter into foreign currency hedges.

      INTEREST RATE HEDGES. The Company is party to four interest rate cap agreements as of March 31, 2000 for DM 7.0 million, DM 5.6 million, DM 3.0 million and DM 3.0 million which are used to hedge against fluctuations in interest rates for existing debt balances. As these instruments are used to hedge existing debt, there is no requirement to record these agreements fair value.

      The Company is also party to three interest rate swap agreements as of March 31, 2000 for DM 6.0 million, DM 5.0 million and DM 3.1 million. These agreements were used to convert variable rate debt to fixed rate debt. For the DM 5.0 million instrument, the related debt had been repaid early. However,, Hornschuch was obliged to maintain the swap and pay (receive) the difference between Hornschuch's fixed rate and the original variable rate. The fair value of this speculative instrument of approximately DM 159,000 (approximately $78,000) is recorded as a current liability in the accompanying consolidated balance sheet.

      USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues, costs and expenses during the reporting period. Actual results may differ from those estimates.

      RECLASSIFICATIONS. Certain reclassifications have been made to prior years' amounts to conform to the current year presentation.

2.    ACQUISITIONS

      HORNSCHUCH ACQUISITION. On October 1, 1997, the Company acquired 73.2% of the voting stock (the "Shares") of Hornschuch through a newly formed subsidiary, DI Deutschland. The Shares and other intangible assets were acquired directly from Hornschuch's two largest shareholders (the "Hornschuch Acquisition") in private transactions for total consideration of DM 61,582,280, or approximately $35,000,000. Since October 1, 1997, the Company has increased its ownership to approximately 90% through open market purchases and the completion of a tender offer in March 1999.

      The purchase of the Shares and other intangible assets was funded by a combination of debt and equity, including a loan (secured by the Shares) of approximately $21,205,000 to DI Deutschland from a German bank (the "Bank Loan"), a subordinated loan of $18,000,000 in the United States (the "Subordinated Loan") provided by a pension fund (the "Pension Fund") and a private placement of the Company's common stock in the amount of $750,000. The Pension Fund was also granted Series A warrants which are currently exercisable for the purchase of 1,818,000 shares of common stock of the Company at an exercise price of $5.00 per share. The total amount raised was sufficient to fund the purchase of the other intangible assets and up to 75% of the shares of Hornschuch, repay an existing subordinated debt of $2.9 million and pay a portion of the $2.8 million in closing costs associated with the transaction.

      The aggregate cost of Hornschuch shares and other intangible assets acquired through March 31, 2000 of approximately $45.7 million (including closing costs of approximately $2.8 million) has been allocated as of the respective acquisition dates to the assets acquired and the liabilities assumed as follows (000s):

                 Cash                                     $    889
                 Accounts receivable                        18,886
                 Inventories                                21,440
                 Other current assets                        1,072
                 Property, plant and equipment              44,448
                 Notes receivable                              371
                 Goodwill and other intangibles             14,448
                 Deferred income taxes                       3,342
                 Other non-current assets                      278
                 Accounts payable                           (4,976)
                 Accrued liabilities                       (12,935)
                 Other current liabilities                  (7,475)
                 Debt                                      (18,696)
                 Pension obligation                        (14,332)
                 Minority interest                          (1,299)

      RUBBERMAID DECORATIVE COVERINGS GROUP ACQUISITION. On April 29, 1998, the Company acquired certain assets, which had constituted Rubbermaid's Decorative Coverings Group (the "DCG"), for an initial purchase price (subject to a purchase price contingency of $2.5 million based upon calendar 1998 DCG sales levels) of approximately $62.5 million (the "Rubbermaid Acquisition"). Based upon final 1998 calendar sales of the DCG, the purchase price was adjusted downward to approximately $60.5 million.

      The assets acquired included inventory, manufacturing equipment, tradenames (including the Con-Tact trademark) and all other rights to three product lines: (i) the Con-Tact self-adhesive coverings line that was manufactured exclusively for Rubbermaid by Decora, (ii) Shelf Liner, a proprietary product line that was manufactured by Rubbermaid, and (iii) the Grip Liner non-adhesive covering line which is manufactured by a third party pursuant to the terms of an exclusive manufacturing agreement.

      The acquisition cost for the DCG of approximately $68.4 million (final purchase price of $60.5 million, adjusted for acquisition related closing costs of approximately $6.7 million and costs of $2.7 million related to the relocation/installation of the Shelf Liner equipment acquired, less amounts related to transition services of $1.5 million paid to Rubbermaid) was allocated to the assets acquired and liabilities assumed as follows:

                   Inventory                        $ 7,000,000
                   Property and equipment             3,690,000
                   Intangible assets:
                     Con-Tact tradename              20,300,000
                     Customer relationships          27,400,000
                     Goodwill                        10,894,000
                   Accrued liabilities                 (919,000)
                                                    -----------
                                                    $68,365,000
                                                    ===========

      In order to finance the Rubbermaid Acquisition and to improve its capital structure, the Company issued $112,750,000 of 11.0% senior secured notes (the "Notes"). The Notes were issued with an original issue discount of $2,664,000 with interest payable semi-annually and no principal payments required prior to maturity on May 1, 2005. In addition, Hornschuch borrowed under its secured credit facilities approximately $10.0 million. Of the total amount raised, approximately $60,800,000 (includes approximately $300,000 of accrued interest) was paid to Rubbermaid, approximately $32,100,000 was used to refinance existing debt and related fees (including an $18.0 million 13% subordinated loan (the "Subordinated Loan") which had been used to finance the Hornschuch Acquisition), approximately $5,800,000 was used to acquire additional Hornschuch shares (which increased DI Deutschland's ownership from 76% to 90%) and approximately $8,800,000 was used to pay acquisition and financing related transaction fees and expenses. The remaining net proceeds were intended to be used to finance a portion of the acquisition of the remaining 10% equity interest in Hornschuch and for general corporate purposes, including working capital requirements. At the same time Decora entered into a three year, $15.0 million secured revolving line of credit. Its availability was based on a factor of the amount of Decora's accounts receivable and inventory. As of March 31, 2000, the revolving line of credit had been fully utilized, and as described in Note 7(f), this credit facility was in default. In May 2000, this Credit Facility was refinanced (see Note 8).

      Direct financing transaction costs incurred of approximately $4.7 million were deferred and are being amortized, using the effective interest rate method, over the term of the respective financings.

      The results for fiscal 1999 were also impacted by a one-time non-cash charge of approximately $800,000 for the step-up in basis of certain DCG inventory acquired in the Rubbermaid Acquisition. This charge related primarily to inventory sold by Decora to Rubbermaid prior to the Rubbermaid Acquisition. Pursuant to purchase accounting, the manufacturer's profit related to such inventory must be reflected in the inventory basis upon the sale of such inventory.

      The Company is vigorously pursuing legal action against Rubbermaid (see
      Note 14).

      TARKETT ACQUISITION. In November 1998, Hornschuch acquired certain assets from Tarkett Folien GmbH and Co. KG, including a customer list and inventory, for approximately $1.5 million.

      ETCHART INC. ACQUISITION. In April 1999, Decora acquired certain assets from EtchArt Inc., a manufacturer of "wallpaper" for Windows TM, a line of window and glass coverings, including a customer list and inventory for approximately $850,000.

      PRO FORMA RESULTS. The Rubbermaid Acquisition was an acquisition of product lines for which separate financial statements were not maintained by Rubbermaid; therefore, pro forma unaudited consolidated operating results reflecting the Rubbermaid Acquisition had it occurred prior to April 29, 1998 are not presented.

3.    INVENTORIES

      Inventories consist of (000s):

                                              March 31,
                                              ---------
                                          2000         1999
                                          ----         ----
                  Raw materials          $ 6,862     $ 8,018
                  Work-in-progress         7,581       8,832
                  Finished goods          22,593      25,826
                                         -------     -------
                                         $37,036     $42,676
                                         =======     =======

      During the year 2000, the Company has recorded certain inventory writedowns totaling $3.7 million in connection with the Rubbermaid acquisition ($2.2 million) and its international nonbranded business ($1.5 million).

      In 1999, the Company recorded inventory writedowns totaling $0.6 million.

4.    PROPERTY AND EQUIPMENT

      Property and equipment consists of (000s except useful life data):

                                            Useful           March 31,
                                             Life        2000          1999
                                             ----        ----          ----
       Land                                             $ 3,404      $ 3,746
       Buildings                            20-50        18,205       18,300
       Machinery and equipment               8-10        37,367       34,060
       Furniture and fixtures                3-8         11,165       10,315
       Leasehold improvements                 5             617          617
       Construction-in-progress                           1,565        4,958
                                                        -------      -------
                                                         72,323       71,996
       Less - Accumulated depreciation                  (22,655)     (17,655)
                                                        -------      -------
                                                        $49,668      $54,341

      Depreciation expense was $5,983,000, $5,737,000 and $4,394,000 for fiscal 2000, 1999 and 1998, respectively.

5.    GOODWILL AND OTHER INTANGIBLES

      Goodwill and other intangibles consists of the following (000s):

                                                         March 31,
                                                         ---------
                                                    2000          1999
                                                    ----          ----
         Goodwill                                 $ 34,874     $ 32,717
         Less - Accumulated amortization            (3,839)      (2,957)
                                                  --------     --------
                                                    31,035       29,760
                                                  --------     --------
         Customer relationships                     27,400       27,400
         Con-Tact trademark                         20,300       20,300
         Cobra trademark                             2,000        2,000
         Other                                       1,254        1,326
                                                  --------     --------
                                                    50,954       51,026
         Less - Accumulated amortization            (4,574)      (2,705)
                                                  --------     --------
                                                    46,380       48,321
                                                  --------     --------
                                                  $ 77,415     $ 78,081
                                                  --------     --------

      Goodwill amortization was $954,000, $768,000 and $458,000 for fiscal 2000, 1999 and 1998, respectively. Amortization of other intangibles was $1,928,000, $1,809,000 and $198,000 for fiscal 2000, 1999 and 1988, respectively.

6.    EMPLOYEE BENEFIT PLANS

      Hornschuch maintains two noncontributory defined benefit pension plans in Germany. Both pension plans are unfunded as the laws requiring pension funding in Germany are considerably different than those in the U.S. Plan A represents a combination of individual pension arrangements negotiated with approximately 36 participants representing past and present management individuals and is open to additional participants based on individually negotiated employment contracts. The pension benefits under Plan A may vary to include only a specified annual benefit amount or may be based on compensation level and years of service. Plan B covers all employees of the Company with 1,652 active and retired participants. Plan B provides for a fixed monthly retirement benefit after 10 years of service with benefit increases based on additional years of service. Plan B was closed effective January 1, 1989, and any active participant at that time was permitted to accrue up to 10 more years of creditable service through December 31, 1998.

      The following provides a reconciliation of the projected benefit obligation ("PBO") for Hornschuch's defined benefit plans (000s):

                                                           March 31,
                                                           ---------
                                                      2000         1999
                                                      ----         ----
         Balance at beginning of year               $16,007      $14,867
         Service cost                                   127          160
         Interest cost                                  849          986
         Net amortization and deferral                  (89)         (19)
         Total benefits paid                         (1,299)      (1,196)
         Adjustment for the minimum liability            68        1,098
         Other                                       (1,944)         111
                                                    -------      -------
         Balance at end of year                     $13,719      $16,007
                                                    =======      =======

      Based on the purchase accounting for the Hornschuch Acquisition, the full PBO liability of $15,740,000 was recognized at the acquisition date. The projected benefit obligations at the end of fiscal 2000 and fiscal 1999 use a discount rate of 6.5% and a salary increase assumption of 1.5% in the actuarial valuation.

      Included in the Company's consolidated balance sheet at March 31, 2000 and 1999 are a DM 2,128,000 and a DM 2,000,000 (approximately $1,043,000 and
      $1,098,000, respectively) additional minimum liability for Hornschuch's unfunded pension plans. The reduction of shareholders' equity at March 31, 2000 and 1999 is reflected (after tax) of DM 932,000 and DM 876,000 (approximately $457,000 and $481,000, respectively).

      Decora and its union have executed an agreement to provide retirement benefits to qualified union employees through the Paper Industry Union - Management Pension Fund (the "Fund"). Based upon this agreement, Decora contributes a contractually agreed upon amount for each qualifying hour that a union employee works. Total contributions to the Fund were $313,000, $344,000 and $302,000 in fiscal 2000, 1999 and 1998, respectively.

      The Company has a profit sharing plan and a 401K plan covering its U.S. salaried employees. The Company does not contribute to the 401K plan. The Company contributes to the profit sharing plan based upon Company performance. Total expense relative to the profit sharing contributions amounted to $54,000, $69,000 and $200,000 in fiscal 2000, 1999 and 1998, respectively.

7.    DEBT

      Debt consists of (000s):

                                                                  March 31,
                                                                  ---------
                                                             2000         1999
                                                             ----         ----
       DII Senior Secured Notes (a)                        $112,750     $112,750
       DI Deutschland Credit Facility (b)                    15,441       20,487
       Hornschuch Lines of Credit (c)                        11,299       12,365
       Decora Term Loans (d)                                     42          122
       Hornschuch Term Loans (e)                              3,466        4,513
       Decora Lines of Credit (f)                            10,854           --
       Decora Industrial Development Revenue Bonds (g)        1,960        2,210
                                                           --------     --------
                                                            155,812      152,447
       Less:
       Amounts due within one year                          (31,434)      (9,467)
       Unamortized debt discount                             (2,125)      (2,418)
                                                           --------     --------
                                                           $122,253     $140,562
                                                           ========     ========

Amounts maturing in fiscal 2001, 2002, 2003, 2004 and 2005 are (000s): $31,434,
$7,684, $342, $273 and $273, respectively.

(a) In April 1998, in order to finance the Rubbermaid Acquisition and to improve its capital structure, the Company issued $112,750,000 of 11.0% senior secured notes (the "Notes"). The Notes were issued with an original issue discount of $2,664,000 with interest payable semi-annually and no principal payments required prior to maturity on May 1, 2005. The fair value of the Notes at March 31, 2000 was approximately $45,000,000, which was determined by the Company using market information provided by an investment banking firm as to the market value of similar debt amounts. The estimated fair value of the Notes does not necessarily reflect the amount at which the debt could be settled.

(b) On September 29, 1997, DI Deutschland entered into a loan agreement with a German bank for approximately DM 37.3 million (approximately $18.3 million at March 31, 2000) to provide a portion of the financing for the Hornschuch Acquisition. The loan bears interest at the German interbank borrowing rate plus 2.50%. In addition, DI Deutschland will be charged a fee of 0.50% per annum on the average daily balance of the difference between the original loan amount and the then current balance. The interest rate at March 31, 2000 was 5.6%.

      The DI Deutschland Credit Facility is being repaid in semiannual installments of approximately DM 3.0 million (approximately $1.5 million) which commenced March 30, 1999. The final installment is due and payable on September 30, 2004. The DI Deutschland Credit Facility is secured by a pledge of all the capital stock of Hornschuch owned by DI Deutschland.

      On March 30, 2000, the DI Deutschland failed to make principal and interest payments due in the amount of DM 3.8 million (approximately $1.9 million ) and were informed by its lender that it was in default under the DI Deutschland Credit Facility. Accordingly, the entire outstanding obligation of $15,441,000 is included in current liabilities as of March 31, 2000.

(c) Hornschuch has separate lines of credit with its primary lender and certain other financial institutions. Interest rates under the lines of credit range from 4.05% to 7.24% at March 31, 2000. At March 31, 2000, the availability under these lines was DM 14.0 million ($6.9 million).

(d) In September, 1995, Decora borrowed $375,000 from the Washington County Local Development Corporation. The loan bears interest at 5.00% and is payable in monthly installments ending September 1, 2000. It is secured by certain of Decora's property and equipment. As of March 31, 2000, the outstanding balance of this note was $42,000.

      Effective April 1, 1997, Decora entered into an interest rate swap agreement with its primary bank lender which expired on May 31, 1999. The agreement effectively converted $8,523,000 of its variable rate borrowings into fixed rate obligations. Under the terms of the agreement, Decora makes payments at a fixed rate of 8.58% and receives variable rate payments at LIBOR plus 200 basis points, repriced at the beginning of each month. While the underlying debt obligations have been repaid, Decora continued to make payments under the agreement until expiration in May 1999. The net amount which was paid or received is included in interest expense.

(e) Hornschuch has two term loans aggregating approximately DM 7,050,000 (approximately $3,455,000) at March 31, 2000. The first term loan has a balance of DM 2,850,000 (approximately $1,397,000), matures in March 2006, bears interest at 4.8% and is secured by certain assets. The first loan requires payments of DM 238,000 ($117,000) semiannually. The second term loan of DM 4,200,000 (approximately $2,058,000) matures in March 2003, bears interest at LIBOR plus 0.9% (4.1% at March 31, 2000) is payable in semiannual installments of DM 700,000 (approximately $343,000) and is secured by a new printing press.

(f) On April 28, 1998, Decora entered into a $15.0 million revolving line of credit which matures in May 2001 and is secured by various accounts receivable and inventory. The amount outstanding under the facility, at the borrower's election, bears interest at either the lender's prime rate or LIBOR plus 2.25 basis points. As of March 31, 2000, Decora was unable to comply with certain covenants under this line of credit. Accordingly, the entire outstanding obligation of $10,854,000 is classified as a current liability as of March 31, 2000. See Note 8 regarding the refinancing of the revolving credit facility with a new lender.

      Decora had a revolving line of credit of up to $6,000,000 which would have matured in August 1998 and was secured by various accounts receivable, inventory and equipment. The amount outstanding under the facility bore interest at prime plus 1-1/4%. On March 27, 1997, Decora established a second line of credit of up to $1,000,000 which also would have matured in August 1998, bore interest at prime plus 1.0% and was secured by certain accounts receivable. Availability under this credit facility was limited by specified percentages of certain international trade accounts receivable. At March 31, 1998, the amount outstanding under these lines of credit of $2,500,000 was repaid in full with the proceeds of the Notes.

(g) On November 13, 1996, Decora borrowed $2,460,000 through the issuance of Tax-Exempt Industrial Development Revenue Bonds (Decora Project), Series 1996 by the Counties of Warren and Washington, New York Industrial Development Agency. These bonds mature on November 1, 2004 and require sinking fund payments of $20,833 per month beginning November 1997 and bear interest at a floating rate which is adjusted weekly based on the remarketing agent's ability to re-market the bonds at par. As of March 31, 2000, the interest rate on the bonds was 3.05%. The bonds are credit enhanced through a letter of credit issued by Decora's primary lender and, in addition to interest on the bonds, Decora pays its primary lender an annual letter of credit fee equal to 1.50% of the outstanding balance of the letter of credit.

8.    SUBSEQUENT EVENTS

      On May 5, 2000, Decora completed the refinancing of the revolving credit facility (see Note 7(f)) and the implementation of a secured term financing. Subsequently, on June 12, 2000, Decora was informed by its new lender of an event of default under the terms of these secured financings.

      The new lender has advised Decora that it will collect interest at the default rate during the continuation of the default. While the default permits the lender to accelerate the maturity of these secured financings and to prohibit the borrower from drawing under the revolving facility, to date Decora has been able to continue to draw under the revolving facility and the lender has not notified Decora of its intention to accelerate payments under the financing. At June 30, 2000, Decora is not able to comply with the covenants of these secured financings and Decora does not believe that prospectively it will be able to comply with these covenants without significant accommodation from its lender. While success in any of these endeavors cannot be assured, the Company is currently negotiating with Decora Deutschland's lenders to permit Decora Duetschland to fund the interest payment on the 11% senior secured notes. Relying solely on the results of operations of Decora operations, management believes the Company will not be able to pay the interest due in November 2000 under the 11% senior secured notes.

      The Company is reviewing Decora's business plan with its financial advisers and lenders with the objective of seeking appropriate accommodations and to ascertain what actions can be taken to restore profitability. The Company is also evaluating potential changes in its capital structure and additional financial resources. There can be no assurance that the Company will be able to successfully implement the changes necessary for the Company to remain a going concern.

9.    EXTRAORDINARY ITEM

      In conjunction with the Rubbermaid Acquisition, the Company repaid debt totalling approximately $28.5 million prior to maturity. As a result, the Company paid a one-time pre-payment penalty of approximately $2.2 million and wrote off unamortized deferred loan costs and debt discount totalling approximately $1.1 million. Consequently, an extraordinary charge of approximately $2.0 million (net of income taxes) was recorded in fiscal 1999.

10.   STOCK OPTIONS

      The Company has several domestic long-term incentive plans under which shares of the Company's common stock may be sold to directors, officers and key employees. Certain other parties have been granted stock options by the Company in connection with various transactions.

      The Company adopted a Stock Option Plan in fiscal 1987 (the "1987 Plan") pursuant to which 340,000 shares of common stock were available for grant. The 1987 Plan terminated on July 8, 1997. The 1987 Plan is administered by a committee of Directors of the Company who are not covered by the 1987 Plan. All options granted under the 1987 Plan terminate either five or ten years after the date of grant and vest quarterly over a three-year period subsequent to the date of the grant, unless modified by the Company.

      In fiscal 1988, the shareholders of the Company approved the Decora Industries, Inc. 1988 Employee Stock Purchase Plan (the "1988 Plan") pursuant to which a total of 100,000 shares of the Company's Common Stock could be issued to participants during the term of the 1988 Plan at an issue price of 85% of the fair market value at the date of the purchase. The 1988 Plan was administered by the Board of Directors provided that a majority were not covered by the 1988 Plan, or by a committee appointed by the Board of Directors. The 1988 Plan terminated on December 31, 1998; no shares were purchased pursuant to the 1988 Plan.

      In fiscal 2000, the shareholders of the Company approved the Decora Industries, Inc. 1999 Stock Option Plan (the "1999 Plan") pursuant to which 1,000,000 shares of common stock were available for grant. The Plan is administered by a committee of directors of the Company. All options granted under the 1999 Plan terminate five or ten years after the date of grant.

      A summary of stock option activity under all plans for the three years ended March 31, 2000 follows (000s except average price data):

                                                              Average
                                             Options           Price
                                             -------           -----
              Outstanding at:
                  March 31, 1997                 934           $6.45
                      Granted                    890           $5.56
                      Exercised                   --           $  --
                      Expired                   (130)          $6.38
                                              ------
                  March 31, 1998               1,694           $5.94
                      Granted                    390           $7.18
                      Exercised                   --           $  --
                      Expired                   (145)          $5.98
                                              ------
                  March 31, 1999               1,939           $6.19
                      Granted                  1,515           $5.83
                      Exercised                  (24)          $5.00
                      Expired                 (1,160)          $5.90
                                              ------
                  March 31, 2000               2,270           $6.11
                                              ------

      The following table summarizes information about stock options outstanding at March 31, 2000:


                                      Options Outstanding            Options Exercisable
                               --------------------------------      -------------------
            Exercise                       Average        Term                   Average
             Price             Shares       Price       (months)      Shares      Price
             -----             ------       -----       --------      ------      -----
          $24.50 - $14.95       50,000      $4.63         34.20        16,667     $4.63
          $  5.00 - $5.50      818,000       5.33         47.01       605,000      5.42
          $ 5.55 - $15.95      354,800       5.64         40.55       254,800      5.60
          $  6.00 - $6.99      730,000       6.36         40.04       540,664      6.37
          $  7.00 - $7.99      177,000       7.46         31.03        54,000      7.45
          $  8.00 - $9.30      140,000       8.03         26.36        44,000      8.09

      Had compensation cost for the Company's stock-based compensation plans been determined based on the fair values on the fiscal 2000, 1999 and 1998 grant dates for those awards, consistent with the requirements of SFAS No.
      123. Accounting for Stock-Based Compensation, the Company's net income and earnings per common share would have been reduced to the pro forma amounts indicated below (000s except per share data):

                                                                    Year Ended March 31,
                                                                    --------------------
                                                               2000         1999         1998
                                                               ----         ----         ----
         Net income (loss)                - As Reported      $(22,046)     $1,677      $2,730
                                          - Pro Forma         (23,559)      1,564       2,527
         Basic earnings per share         - As Reported         (2.87)       0.23        0.38
                                          - Pro Forma           (3.07)       0.21        0.35
         Diluted earnings per share       - As Reported         (2.87)       0.20        0.35

         The fair value of each stock option grant has been estimated on the date of each grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                 Year Ended March 31,
                             --------------------------
                             2000       1999       1998
                             ----       ----       ----
Risk-free interest rate      5.83%      5.58%      5.49%
Expected life (months)       50.0       36.9       60.0
Expected volatility          .510       .495       .484
Expected dividend yield        --         --         --

         The weighted average grant date fair values of options granted during fiscal 2000, 1999 and 1998 were $1.01, $2.41 and $1.38, respectively.

         The Company reserved 95,000 shares of common stock for the future possible exercise of warrants, which can be exercised at prices ranging from $2.50 to $7.00 and expire on November 3, 2000.

11.      INCOME TAXES

         Income taxes are summarized as follows (000s):

                                           Year Ended March 31,
                                   -----------------------------------
                                    2000          1999           1998
                                   -------       -------       -------
Current provision:
   United States:
     Federal                       $    --       $    --       $     9
     State                              16            15            35
   Foreign                           1,758           134            --
                                   -------       -------       -------
                                     1,774           149            44
                                   -------       -------       -------
Deferred provision (benefit):
   United States:
     Federal                         6,383          (658)          205
     State                              --            --            --
   Foreign                            (396)        3,739         3,029
                                   -------       -------       -------
                                     5,987         3,081         3,234
                                   -------       -------       -------
                                   $ 7,761       $ 3,230       $ 3,278
                                   =======       =======       =======

         The foreign provision for income taxes is based on foreign pre-tax earnings of approximately $3.1 million and $9.1 million, respectively, for fiscal years 2000 and 1999. Domestic operations accounted for ($17.1) million, ($1.6) million and $0.3 million of pre-tax earnings
         (loss), respectively, in fiscal 2000, 1999 and 1998.

         Net deferred tax assets (liabilities) are comprised of the following
         (000s):

                                                     Year Ended March 31,
                                                   -----------------------
                                                     2000           1999
                                                   --------       --------
Current deferred tax assets (liabilities):
German statutory accruals                          $   (601)      $ (1,222)
Nondeductible reserves                                1,444            980
Other                                                  (442)            --
                                                                  --------
                                                        401       $   (242)
                                                   --------       --------
Noncurrent deferred tax assets (liabilities):
Depreciation                                         (7,390)      $ (9,208)
Net operating loss                                   16,991          9,314
carryforwards
Pensions                                              2,667          2,983
Non-compete agreement                                   920          1,714
Tax credits                                             289            304
Other, net                                           (1,523)        (1,338)
                                                   --------       --------
                                                     11,954       $  3,769
                                                   --------       ========
Total deferred tax asset                             12,355

              Valuation Allowance             (15,126)
                                              -------
                                              $(2,771)
                                              =======

         The provision for (benefit from) income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the following
         (000s):

                                              Year Ended March 31,
                                    -------------------------------------
                                      2000           1999          1998
                                    --------       --------      --------
Provision at statutory rate         $ (4,909)      $  2,616      $  2,527
State tax expenses                        16             15            35
Effect of nondeductible items            274            140           160
Change in valuation allowance         12,112             --            --
Other                                    258            459           556
                                    --------       --------      --------
Income tax provision (benefit)      $  7,761       $  3,230      $  3,278
                                    ========       ========      ========

         Approximately $32,546,000 and $4,100,000 of the Company's net operating loss carryforwards remain available at March 31, 2000 in the United States and Germany, respectively. Their use is limited to future taxable earnings in the respective countries. In the United States, the carryforwards expire over the period 2003 through 2020, while in Germany the carryforwards have an unlimited life.

         At March 31, 2000, foreign subsidiary earnings of $9,489,000 were considered permanently invested in those businesses. Accordingly, U.S. income taxes have not been provided on these earnings. Foreign withholding taxes would be payable to the foreign taxing authorities if these earnings were remitted. Subject to certain limitations, the withholding taxes would then be available for use as credits against the U.S. tax liability.

         At fiscal year end 2000, the Company determined that it was appropriate to record a full valuation allowance against its U.S. deferred income tax assets as a result of its assessment of the probability of realizing those assets in the ordinary course of business. This $6,370,000 valuation allowance represents substantially all of the $7,761,000 year 2000 tax provision, the remainder being attributable to non-U.S. operations.

12.      NONRECURRING CHARGES

         The consolidated statement of income for fiscal 1998 reflects certain non-recurring charges totalling $1,461,000. Of these charges, $531,000 related to severance costs for U.S. work force reductions implemented in anticipation of operating synergies with Hornschuch and $141,000 related to print tooling redundancies between the two operations. An additional $789,000 was recorded to reserve against notes receivable which the Company obtained in fiscal years 1996 and 1995 in conjunction with the sale of previously discontinued operations.

13.      NET INCOME PER SHARE

         The number of shares of common stock and common stock equivalents used in the computation of net income per common share, assuming dilution for each period, is the weighted average number of common shares outstanding during the periods and, if dilutive, common stock options, warrants and convertible securities which are considered common stock equivalents. The following is a reconciliation of the denominators for determining basic and diluted net income per common share for fiscal 2000, 1999 and 1998. The numerators were the same for both calculations for all years (000s):

                                                                             Year Ended March 31,
                                                                         ---------------------------
                                                                         2000       1999       1998
                                                                         -----      -----      -----
Weighted average shares:
Shares outstanding at beginning of year                                  7,342      7,331      7,094
Shares issued on a weighted average-basis                                  341          7        142
                                                                         -----      -----      -----
Shares used in the calculation of basic EPS                              7,683      7,338      7,236
Effect of dilutive securities:
   Contingently issuable shares                                             --        328        327
   Options/warrants                                                         --        757        193
                                                                         -----      -----      -----
Shares used in the calculation of diluted EPS                            7,683      8,423      7,756
                                                                         =====      =====      =====

         The total number of shares of common stock and common stock equivalents that were not included in the computation of diluted income per common share because they were anti-dilutive was approximately 2,685,000, 637,000 and 3,546,000 for fiscal 2000, 1999 and 1998, respectively.

14.      COMMITMENTS AND CONTINGENCIES

         LEASES

         The Company uses certain equipment under lease arrangements, all of which are accounted for as operating leases. Rent expense was $1,977,000, $1,794,000 and $699,000 for fiscal 2000, 1999 and 1998, respectively. Rental commitments under long-term noncancelable operating leases are as follows (000s):

Fiscal 2001        $1,520
Fiscal 2002         1,002
Fiscal 2003           327
Fiscal 2004            37
Fiscal 2005            --
Thereafter             --

         LEGAL PROCEEDINGS

         The Company made the Rubbermaid Acquisition pursuant to the terms of an asset purchase agreement (the "Asset Purchase Agreement"). Decora and Rubbermaid entered into a service agreement pursuant to which Rubbermaid agreed to provide certain logistics services for a nine-month transition period following the acquisition (the "Transition Services Agreement"). On or about April 1, 1999, the Company commenced a proceeding against Rubbermaid with the American Arbitration Association. The Company has alleged causes of action for breach of contract, breach of fiduciary duty, fraud and deceit, conversion, breach of the covenant of good faith and fair dealing, constructive fraud, and money had and received. The Company's claims arise from Rubbermaid's failure to perform its obligations as set forth in the Transition Services Agreement. The Company seeks damages in excess of $5,000,000 as a result of Rubbermaid's wrongful acts. The Company is proceeding with the prosecution of its claims in arbitration.

         On July 19, 1999, Rubbermaid filed a "counterclaim" against the Company in connection with the parties' rights and obligation under the Transition Services Agreement. Rubbermaid claims an entitlement to an amount in excess of $1,280,000 as a result of services it allegedly performed and/or payments it allegedly made in connection with the Transition Services Agreement. The Company intends to continue to vigorously defend itself against these claims, which it believes to be unfounded.

         The date of the arbitration hearing with respect to the above matter is August 28, 2000.

         On September 16, 1999, the Company commenced a legal action against Rubbermaid in the United States District Court for the Northern District of Ohio. In the action, the Company has alleged causes of action for fraud and negligent misrepresentation in connection with the Asset Purchase Agreement. The Company claims that Rubbermaid fraudulently induced Decora into acquiring Rubbermaid's Decorative Coverings Group by means of certain material misrepresentations, including misrepresentations with respect to the status of certain of the Decorative Covering Group's major customer accounts. The Company seeks damages in excess of $14,000,000 as a result of Rubbermaid's wrongful acts. In response, Rubbermaid generally has denied the allegations in the Company's complaint but has not asserted any affirmative claims, such as a cross-complaint, against the Company, except that in its prayer for relief, Rubbermaid requests that it be awarded costs and attorney's fees to which it may be entitled under the terms of the Asset Purchase Agreement if it were the prevailing party in the action. The parties have stipulated and the federal court has ordered that the claims asserted in the federal action are to be arbitrated and that the arbitration is to commence no later than August 28, 2000.

         The Company also has asserted claims in federal court against Rubbermaid on account of Rubbermaid's alleged fraud and negligent misrepresentation in connection with the Asset Purchase Agreement. In response, Rubbermaid generally has denied the allegations in Decora's complaint but has not asserted any affirmative claims, such as a cross-complaint, against Decora, except that in its prayer for relief, Rubbermaid requests that it be awarded costs and attorney's fees to which it may be entitled under the terms of the Asset Purchase Agreement if it were the prevailing party in the action. The parties have stipulated and the federal court has ordered that the claims asserted in the federal action are to be arbitrated and that the arbitration is to commence no later than August 28, 2000.

         The Company and its subsidiaries are defendants in pending actions which, in the opinion of management of the Company, are not material to the Company's financial condition or results of operations. Although no assurances can be given regarding the ultimate outcome of such matters, the Company has accrued amounts for defense and settlement costs which the Company considers adequate.

         GUARANTEE OF SUBSIDIARY DEBT

         As part of the Hornschuch Acquisition, the Company acquired Hornschuch's wholly-owned real estate subsidiaries. Management identified these subsidiaries as noncore operations upon acquisition and decided to sell them. The subsidiaries carry approximately $11.4 million in debt, with Hornschuch made a guarantor of the debt by virtue of its profit pooling agreement with the subsidiaries. The Company has estimated that the debt exceeds the net realizable value of these subsidiaries by approximately $2.9 million and has, therefore, recorded a liability for such same amount.

         ARRANGEMENT WITH A PRIOR LENDER

         On June 28, 1996, as part of an exchange, a lender (the "Holder") received 200,000 shares of the Company's common stock (the "new common stock"). The new common stock contained a guaranty (the "Guaranty") requiring that the Company deliver to the Holder (i) additional shares of the Company's common stock, (ii) cash or (iii) a combination of additional shares of the Company's common stock and cash if the Company's common stock price did not exceed $15.00 per share on the valuation date in April 1998 (the "Shortfall Amount").

         On July 9, 1998, the Company and the Holder entered into a payment and deferral agreement (the "Agreement") relative to the Shortfall Amount. As a result, the Company paid $200,000 in cash to the Holder leaving an adjusted Shortfall Amount of approximately $2.0 million. The adjusted Shortfall Amount is accruing interest at 11.5% per annum until June 30, 1999. At that time the Company will deliver to the Holder (i) additional shares of the Company's common stock; (ii) cash;

         The July 1998 agreement was amended and restated in its entirety pursuant to the terms of an amended and restated payment deferral agreement dated September 23, 1999. Pursuant to the terms of the September 1999 agreement, the Company agreed to pay the entire Shortfall Amount in stock or cash by November 30, 1999. However, the Company has not yet paid the entire Shortfall Amount and is in negotiations with the Holder to obtain an extension of the time for payment, or (iii) a combination of additional shares of the Company's common stock and cash equal to the adjusted Shortfall Amount plus accrued interest.

         MINIMUM PURCHASE AGREEMENT

         In conjunction with the Rubbermaid Acquisition, the Company entered into an exclusive manufacturing agreement in which the Company was required to purchase at least $6 million of product annually. In December 1999, the agreement was terminated. However, the Company continues to make purchases under an informal arrangement.

         CHANGE IN CONTROL AGREEMENTS

         The Company has granted to certain key executives compensation arrangements such that a change in control of the Company and their subsequent termination would result in a payment of a multiple of annual compensation.

15.      MAJOR CUSTOMERS

         Since the acquisition of Hornschuch on October 1, 1997, the Company's sales reflect a broader range of customers. Prior to the acquisition of the DCG (see Note 2), Decora's primary customer was Rubbermaid, which accounted for 31% of net sales in fiscal 1998. The Company has no other unusual credit risks or concentrations. The Company estimates an allowance for doubtful accounts based upon the credit worthiness of its customers as well as general economic conditions.

16.      SEGMENT FINANCIAL DATA

         The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, as required, in fiscal 1999, which changes the way the Company reports information about its operating segments. The Company's operating subsidiaries design, develop, manufacture and sell products, classified in two principal operating segments. The Company's operating segments were generally determined on the basis of strategic business units within the operating subsidiaries which require different marketing strategies.

         Consumer products include global sales of self-adhesive, decorative and surface protection products sold in a wide variety of retail stores worldwide.

         Industrial products primarily include converted films for use in the manufacture of cabinets, furniture, automobiles, luggage and shoes which are sold to users and OEM's in diversified markets, principally in Europe.

         Information for fiscal 1999 and 1998 has been restated from the prior year's presentation in order to conform to the current year presentation.

         OPERATING SEGMENTS

                              Net Sales (000s)
                           Year Ended March 31,
                  ------------------------------------
                    2000          1999          1998
                  --------      --------      --------
Consumer          $108,931      $121,269      $ 69,900
Industrial          53,519        55,308        28,507
                  --------      --------      --------
Consolidated      $162,450      $176,577      $ 98,407
                  --------      --------      --------

                                               Operating Profits (000s)
                                                 Year Ended March 31,
                                        -------------------------------------
                                          2000           1999         1998
                                        --------       --------      --------
Consumer                                $  4,856       $ 18,997      $ 11,290
Industrial                                 1,848          4,761         2,385
                                        --------       --------      --------
Total Segment                              6,704         23,738        13,675
General corporate expenses                 4,719          2,178         2,626
                                        --------       --------      --------
                                           1,985         21,560        11,049
Interest expenses, net                    16,011         14,085         3,829
                                        --------       --------      --------
Consolidated income (loss) before
   income taxes, minority interest
   and extraordinary item               $(14,026)      $  7,475      $  7,220
                                        --------       --------      --------

                Depreciation and Amortization (000s)
                        Year Ended March 31,
                  ------------------------------
                   2000        1999        1998
                  ------      ------      ------
Consumer          $6,055      $6,857      $3,691
Industrial         3,035       2,624       1,843
                  ------      ------      ------
Consolidated      $9,090      $9,481      $5,534
                  ------      ------      ------

Decora Industries, Inc.

Notes to Consolidated Financial Statements March 31, 2000 and 1999

         GEOGRAPHIC AREAS

                                Net Sales (000s)
                             Year Ended March 31,
                    ------------------------------------
                      2000          1999          1998
                    --------      --------      --------
United States       $ 57,829      $ 64,368      $ 31,703
International:
    Germany           45,402        51,926        30,351
    Other             59,219        60,283        36,353
                    --------      --------      --------
Consolidated        $162,450      $176,577      $ 98,407
                    --------      --------      --------

                   Long-Lived Assets (000s)       Total Assets (000s)
                            March 31,                  March 31,
                    ----------------------      ----------------------
                      2000          1999          2000          1999
                    --------      --------      --------      --------
United States       $ 76,427      $ 76,052      $108,289      $120,091
International:
    Germany         $ 50,238      $ 55,825        93,712       100,103
    Other                418           545           418           545
                    --------      --------      --------      --------
Consolidated        $127,083      $132,422      $202,419      $220,739
                    --------      --------      --------      --------

17.      SUPPLEMENTAL CASH FLOW INFORMATION

         Changes in current assets and liabilities, exclusive of acquisitions, were as follows (000s):

                                                                        Year Ended March 31,
                                                              --------------------------------------
                                                                2000           1999           1998
                                                              --------       --------       --------
Increase in accounts receivable                               $ (3,825)      $ (1,329)      $ (1,951)
(Increase) decrease in inventory                                 3,170         (7,238)        (1,776)
Increase in other assets                                          (173)          (296)           (19)
Increase in accounts payable                                     1,413          1,863          2,884
Increase (decrease) in accrued liabilities                       5,092          1,613          2,968
Decrease in other current liabilities                              903         (2,552)          (439)
                                                              --------       --------       --------
                                                              $  6,580       $ (7,939)      $  2,267
                                                              --------       --------       --------
Supplemental cash flow information is as follows (000s):
   Cash paid during the year for interest                     $ 14,627       $  8,259       $  2,140
   Cash paid during the year for income taxes                 $    193       $    651       $    184

18.      QUARTERLY DATA (UNAUDITED)

                                                      (Amounts in 000s, Except Per Share Data)
                                               -----------------------------------------------------
                                                  1st            2nd           3rd             4th
                                               --------       --------       --------       --------
FISCAL 2000:
Net sales                                      $ 44,392       $ 43,394       $ 38,002       $ 36,662
Gross profit                                     15,520         15,381          8,397          8,240
Income (loss) before extraordinary item             752           (170)        (3,521)       (19,107)
Extraordinary item                                   --             --             --             --
Net income (loss)                                   752           (170)        (3,521)       (19,107)
Basic income (loss) per common share:
  Income (loss) before extraordinary item          0.10          (0.02)         (0.45)         (2.49)
  Extraordinary item                                 --             --             --             --
  Net income (loss)                               (0.10)         (0.02)         (0.45)         (2.49)
Diluted income (loss) per common share:
  Income (loss) before extraordinary item          0.09          (0.02)         (0.45)         (2.49)
    Extraordinary item                               --             --             --             --
    Net income (loss)                              0.09          (0.02)         (0.45)         (2.49)
FISCAL 1999:
Net sales                                        46,478         49,018         41,174         39,907
Gross profit                                     14,791         19,337         14,533         14,748
Income before extraordinary item                  1,294          1,321            485            596
Extraordinary item                               (2,019)            --             --             --
Net income (loss)                                  (725)         1,321            485            596
Basic income (loss) per common share:
    Income before extraordinary item               0.18           0.18           0.06           0.08
    Extraordinary item                            (0.28)            --             --             --
    Net income (loss)                             (0.10)          0.18           0.06           0.08
Diluted income (loss) per common share:
    Income before extraordinary item               0.15           0.16           0.05           0.07
    Extraordinary item                            (0.24)            --             --             --
    Net income (loss)                             (0.09)          0.16           0.05           0.07

In the fourth quarter of fiscal 2000, the Company recorded: (a) the reversal of the prior year's deferred tax asset of approximately $6,300,000; (b) the reversal of the first three quarters of current fiscal year tax benefit of approximately $4,500,000; and (c) a one-time writedown of inventory of approximately $1,500,000.

                             Decora Industries, Inc.
                        Valuation and Qualifying Accounts
                                (amounts in 000s)
                                   Schedule II

 Column A                 Column B           Column C            Column D        Column E     Column F      Column G   Column H
-----------              ---------    -----------------------    --------       ----------  -------------  ----------  ---------
                                      Additions
                                       charged
                          Balance    (credited)
                            at        to costs      Additions   Deductions      Deduction                               Balance
                         beginning      and            to          from            from      Acquisition   Translation   at end
Description              of period    expenses       Goodwill    accounts       Rubbermaid  of Hornschuch  Adjustment  of period
-----------              ---------    --------       --------    --------       ----------  -------------  ----------  ---------
Reserve deducted
from asset to
which it applied:
For the year ended
March 31, 2000
Accounts receivable
    Reserves               2,479          563           --          911(a)          919           --           91        1,121
For the year ended
March 31, 1999
Accounts receivable
    Reserves               2,148        1,229          919        1,885(a)           --           --           68        2,479
For the year ended
March 31, 1998
Accounts receivable
    Reserves                 499          146           --         1572(a)           --        3,195          120        2,148

(a)      Uncollectible receivables written off net of recoveries

Unaudited Pro Forma Consolidated Financial Statements of Pliant Corporation

                       Introduction to Unaudited Pro Forma
                        Consolidated Financial Statements


         The following unaudited consolidated balance sheet information as of March 31, 2002 gives effect to the Decora acquisition as if it occurred on March 31, 2002. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2001 and the three months ended March 31, 2002 give effect to the Decora acquisition as if it occurred at the beginning of the applicable period. Our fiscal year ended on December 31, 2001 and Decora's fiscal year ended on March 31, 2002. Therefore, our pro forma statement of operations for the year ended December 31, 2001 was derived from our statement of operations for the year ended December 31, 2001 and from Decora's statements of operations for the year ended March 31, 2002.

Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2002 (Dollars in Thousands)

                                                                                                               Pliant Corporation
                                           Pliant Corporation       Decora business         Pro forma          and subsidiaries
                                           and subsidiaries                                 adjustments(a)        Pro Forma


ASSETS
Cash and equivalents                       $     4,205              $     2,244             $          --      $      6,449
Receivables                                    134,536                    7,400                                     141,936
Inventories                                     83,768                    8,065                                      91,833
Prepaid expenses and other                       3,233                      402                                       3,635
Income taxes receivable                          1,132                                                                1,132
Deferred income taxes                            3,748                                                                3,748
                                           ------------             ------------            -------------      -------------
     Total current assets                      230,622                   18,111                                     248,733

Plant and Equipment                            369,655                    7,292                   (3,842)(b)        373,105
Goodwill and Intangible assets                 230,550                                             4,798 (c)        235,348
Other assets                                    30,301                    4,555                   (2,774)(d)         32,082
                                           ------------             ------------            -------------      -------------
     Total Assets                          $   861,128              $    29,958             $     (1,818)      $    889,268
                                           ============             ============            =============      =============

LIABILITIES AND STOCKHOLDERS DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt          $       318              $        --             $         --       $        318
Debtor in possession financing                                           15,097                  (15,097)(e)              0
Trade accounts payable                         106,877                    5,608                                     112,485
Accrued liabilities                             42,174                    1,874                    2,658 (f)         46,706
                                           ------------             ------------            -------------
       Total current liabilities               149,369                   22,579                  (12,439)           159,509

Long-term Debt                                 710,353                                            18,000 (g)        728,353
Other liabilities                               20,025                                                               20,025
Liabilities subject to compromise                                       121,169                 (121,169)(e)              0
Deferred Income taxes                           27,429                                                               27,429
Minority Interest                                  235                                                                  235
Redeemable Preferred Stock                     132,067                                                              132,067
Redeemable common stock                         16,771                                                               16,771
Shareholders deficit                          (195,121)                (113,790)                 113,790 (h)       (195,121)

                                           ------------             ------------            -------------      -------------
Total liabilities and shareholders equity  $   861,128              $    29,958             $     (1,818)      $    889,268
                                           ============             ============            =============      =============

Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2001
(Dollars in Thousands)
                                                                                                                  Pliant
                                                Pliant Corporation    Decora business(m)     Pro forma            Corporation
                                                and subsidiaries                             adjustments          and subsidiaries
                                                                                                                  Pro Forma
Net Sales                                       $         840,360     $           49,051     $            --      $       889,411
Cost of Sales                                             665,092                 37,789              (3,200)(i)          699,681
                                                ------------------    -------------------    ----------------     ----------------
                                                ------------------    -------------------    ----------------     ----------------
  Gross Profit                                            175,268                 11,262               3,200              189,730
                                                ------------------    -------------------    ----------------     ----------------
Selling,General and administrative                         88,821                 15,601              (2,200)(j)          102,222
Research and Development                                    9,821                                                           9,821
Stock Based Compensation                                    7,033                                                           7,033
Write-down of goodwill and long-lived assets                                       6,612                                    6,612
Plant Closing costs,net                                    (4,588)                                                         (4,588)
                                                ------------------    -------------------    ----------------     ----------------
                                                ------------------    -------------------    ----------------     ----------------
   Total Operating Expenses                               101,087                 22,213              (2,200)             121,100
                                                ------------------    -------------------    ----------------     ----------------
Operating Income                                           74,181                (10,951)              5,400               68,630
Interest Expense                                          (75,988)                (2,936)             (1,152)(k)          (80,076)
Reorganization items                                                              (1,356)                                  (1,356)
Other Income,net                                            6,525                                                           6,525
                                                ------------------    -------------------    ----------------     ----------------
Income before income taxes                                  4,718                (15,243)              4,248               (6,277)
  Income tax expense                                        6,786                                      1,529(l)             8,315
                                                ------------------    -------------------    ----------------     ----------------
Net Income                                      $          (2,068)    $          (15,243)    $         2,719      $       (14,592)
                                               ------------------    -------------------    ----------------     ----------------

Unaudited Pro Forma Consolidated Statements of Operations for the three months ended March 31, 2002
(Dollars in Thousands)
                                                                                                                 Pliant Corporation
                                                   Pliant Corporation      Decora business(m)   Pro forma        and subsidiaries
                                                   and subsidiaries                             adjustments      Pro Forma

Net Sales                                          $   210,083             $      9,922         $        --      $    220,005
Cost of Sales                                          164,504                    7,967                (800)(i)       171,671
                                                   ------------            -------------        ------------     -------------
  Gross Profit                                          45,579                    1,955                 800            48,334
                                                   ------------            -------------        ------------     -------------
Selling,General and administrative                      20,702                    3,878                (550)(j)        24,030
Research and Development                                 2,110                                                          2,110
Stock Based Compensation
Write down of goodwill and long lived assets                                      6,612                                 6,612
Plant Closing costs,net                                  1,846                                                          1,846
                                                   ------------            -------------        ------------     -------------
   Total Operating Expenses                             24,658                   10,490                (550)           34,598
                                                   ------------            -------------        ------------     -------------
Operating Income                                        20,921                   (8,535)              1,350            13,736
Interest Expense                                       (16,855)                    (743)               (288)(k)       (17,886)
Reorganization items                                                               (352)                                 (352)
Other Income,net                                           452                                                            452
                                                   ------------            -------------        ------------     -------------
Income before income taxes                               4,518                   (9,630)              1,062            (4,050)
  Income tax expense                                     1,942                                          382(l)          2,324
                                                   ------------            -------------        ------------     -------------
Net Income                                         $     2,576             $     (9,630)        $       680      $     (6,374)
                                                   ------------            -------------        ------------     -------------

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


The following notes pertain to the unaudited pro forma consolidated balance sheet as of March 31, 2002:

(a) The pro forma adjustments to the balance sheet reflect the purchase of Decora for $18 million from borrowings. In addition, $2.7 million was accrued for acquisition costs and severance costs which have been accrued in accordance with EITF 95-3 "Recognition of liabilities in connection with a purchase business combination."

(b) Adjustments to plant and equipment reflect reductions to reduce the carrying values to net realizable values. The Company expects to dispose of these assets after the plant is closed.

(c) Adjustment to goodwill and other intangible assets reflect the excess of purchase price over the fair value of assets acquired and liabilities assumed.

(d) Adjustment to other assets reflects the write-off of deferred financing fees related to the previous financing arrangements at Decora.

(e)  Adjustment to exclude liabilities that were not assumed by the Company.

(f)  Adjustment to accrue for acquisition costs and severance costs.

(g) Adjustment to reflect incremental bank borrowings for the purchase of Decora.

(h)  Adjustment to exclude the pre-acquisition shareholders equity for Decora.

The following notes pertain to the unaudited pro forma consolidated statements of operations for the year ended December 31, 2001 and for the three months ended March 31, 2002:

(i) The reduction to cost of sales reflects the reduction in raw material costs and freight expense. The Company will internally produce a major portion of the plastic film that was previously purchased by Decora. The Company has sufficient unused capacity to produce the required raw material for Decora. The Company has contracts with carriers for freight at rates that are substantially lower than the rates paid by Decora.

(j) The reduction in selling, general and administrative expense reflect reduction in administrative staff due to the duplication of duties between the Pliant employees and the Decora employees. The employees that were terminated were listed in the purchase agreement and were approved by the bankruptcy courts. In addition, these savings relate to a liability established pursuant to EITF 95-3.

(k) The adjustment to interest expense reflects incremental interest at current borrowings rates of 6.4% on the $18 million of debt incurred for the purchase.

(l) The adjustment to income taxes reflect the income tax adjustment for the total pre-tax adjustments at an average statutory income tax rate of 36%.

(m) Non-recurring items. The consolidated statements of operations reflect the write down of goodwill and long-lived assets and reorganization costs related to the Bankruptcy that are not considered recurring items. The write down of goodwill and long lived assets was $6.6 million for the three months and year ended March 31, 2002. The reorganization items were $352,000 for the three months ended March 31, 2002 and $1.4 million for the year ended March 31, 2002.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     PLIANT CORPORATION



                                     /s/ Brian E. Johnson
                                     --------------------
                                     Brian E. Johnson
                                     Executive Vice President and
                                     Chief Financial Officer




Date:  August 5, 2002

                               INDEX TO EXHIBITS

Exhibits

2.1 Asset Purchase Agreement, dated December 31, 2001, among the Company, Pliant Investment, Inc., Decora Industries, Inc. and Decora, Incorporated.*

2.2  Amendment No. 1 to Asset Purchase Agreement dated March 29, 2002.*

2.3  Amendment No. 2 to Asset Purchase Agreement dated April 26, 2002.*

2.4 Assignment, Assumption and Consent Agreement, dated May 13, 2002, among the Company, Pliant Investment, Inc., Pliant Solutions Corporation, Decora Industries, Inc. and Decora, Incorporated.*

2.5  Amendment No. 3 to Asset Purchase Agreement dated May 20, 2002.*

2.6 Order Pursuant to Sections 105(a), 363, 365 and 1146 of the Bankruptcy Code Authorizing the Sale of Substantially All of Decora's Assets.*

99.1 Press Release dated May 21, 2002.*

-------------
* Previously filed.